UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Black Box Corporation
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
ANNUAL MEETING MATTERS
BOARD OF DIRECTORS AND CERTAIN BOARD COMMITTEES
LITIGATION INVOLVING DIRECTORS AND OFFICERS
POLICIES AND PROCEDURES RELATED TO THE APPROVAL OF TRANSACTIONS WITH RELATED PERSONS
COMPENSATION OF DIRECTORS
DIRECTOR COMPENSATION – FISCAL 2011
EXECUTIVE COMPENSATION AND OTHER INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE – FISCAL 2011, FISCAL 2010 and FISCAL 2009
GRANTS OF PLAN-BASED AWARDS – FISCAL 2011
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – FISCAL 2011
OPTION EXERCISES AND STOCK VESTED – FISCAL 2011
PENSION BENEFITS – FISCAL 2011
UNDERSTANDING OUR PENSION BENEFITS TABLE
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
EQUITY PLAN COMPENSATION INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECURITY OWNERSHIP OF MANAGEMENT
INDEPENDENT PUBLIC ACCOUNTANTS
ADDITIONAL INFORMATION
FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION
SOLICITATION OF PROXIES
STOCKHOLDER NOMINATIONS AND PROPOSALS
OTHER MATTERS
PROXY CARD

BLACK BOX CORPORATION
1000 Park Drive
Lawrence, Pennsylvania 15055

Notice of Annual Meeting of Stockholders
to be held on August 9, 2011

To the Stockholders of
Black Box Corporation:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Black Box Corporation (the “Company”) will be held at NASDAQ MarketSite, 4 Times Square (at the corner of 43rd Street and Broadway, with the entrance on Broadway between 42nd and 43rd Streets), New York, New York 10036 on Tuesday, August 9, 2011, at 8:00 a.m. Eastern Daylight Time, to consider and act upon the following matters:

1.	The election of the seven (7) persons nominated by our Board of Directors and named in the attached proxy statement to serve as members of our Board of Directors;

2.	The ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2012;

3.	A non-binding advisory vote on compensation of our named executive officers, as disclosed in the proxy statement; and

4.	A non-binding advisory vote on whether an advisory vote on compensation of named executive officers should be held every one, two or three years.

Stockholders also will be asked to consider such other matters as may properly come before the Annual Meeting. Our Board of Directors has established the close of business on Monday, June 13, 2011 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting.

If you plan to attend the Annual Meeting in person, please note that you will be required to present a valid picture identification such as a driver’s license or passport.

IT IS REQUESTED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

BY ORDER OF THE BOARD OF DIRECTORS

Michael McAndrew, Secretary

June 21, 2011

BLACK BOX CORPORATION
1000 Park Drive
Lawrence, Pennsylvania 15055

PROXY STATEMENT FOR ANNUAL MEETING
OF STOCKHOLDERS

August 9, 2011

This proxy statement is being furnished to the holders of common stock, par value $.001 per share (“Common Stock”), of Black Box Corporation, a Delaware corporation (the “Company,” “we,” “our” or “us”), in connection with the solicitation by our Board of Directors (“Board of Directors” or “Board”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) scheduled to be held on Tuesday, August 9, 2011, at 8:00 a.m. Eastern Daylight Time, at NASDAQ MarketSite, 4 Times Square (at the corner of 43rd Street and Broadway), New York, New York 10036, or at any adjournment thereof. This proxy statement and form of proxy were first mailed to stockholders on or about June 23, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on August 9, 2011:

This proxy statement and the Company’s 2011 Annual Report to stockholders are available for you to review online at www.proxydocs.com/bbox.

Only holders of Common Stock of record as of the close of business on Monday, June 13, 2011 are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. On that date, 18,041,526 shares of Common Stock, each entitled to one vote per share, were outstanding.

All shares of Common Stock represented by valid proxies received by the Secretary of the Company prior to the Annual Meeting will be voted as specified in the form of proxy. If no specification is made, the shares will be voted FOR each of the nominees named below for election as director; FOR ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2012 (“Fiscal 2012”); FOR approval, on an advisory basis, of the compensation of our named executive officers as required to be disclosed in this proxy statement; and FOR, on an advisory basis, a frequency of every year for future advisory votes on the compensation of our named executive officers. Unless otherwise indicated by the stockholder, the proxy card also confers discretionary authority on the Board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting of which our management had no knowledge prior to the mailing of this proxy statement. A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly-executed proxy bearing a later date (although no revocation shall be effective until actual notice thereof has been given to the Secretary of the Company) or by attending the meeting and voting his or her shares in person.

Under our Second Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), Amended and Restated By-laws, as amended (“By-laws”), and applicable state law, abstentions and broker non-votes (which arise from proxies delivered by brokers and others, where the record holder has not received direction on voting and does not have discretionary authority to vote on one or more matters) are each included in the determination of the number of shares present for purposes of determining a quorum. At the Annual Meeting, directors will be elected by a plurality vote, the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers will be decided by a plurality vote and all other matters will be decided by the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes are not votes cast and will not be included in calculating the number of votes necessary for approval of the matter.

Our Board of Directors unanimously recommends a vote FOR each of the nominees named below for election as director; FOR ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2012; FOR approval, on an advisory basis, of the compensation of our named executive officers as required to be disclosed in this proxy statement; and FOR, on an advisory basis, a frequency of every year for future advisory votes on the compensation of our named executive officers.

ANNUAL MEETING MATTERS

Proposal 1 – Election of Directors

Our By-laws provide that the number of directors constituting our entire Board shall be nine (9), or such other number as shall be fixed by the stockholders or by our Board. At present, our Board has fixed the number of directors at seven (7) members. All of our directors stand for election each year. Therefore, seven (7) directors are to be elected at the Annual Meeting to hold office for a term of one (1) year and until their respective successors are elected and qualified, subject to the right of our stockholders to remove any director as provided in our By-laws. Stockholders may fill any vacancy in the office of a director. In the absence of a stockholder vote, a vacancy in the office of a director may be filled by the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Any director elected by our Board to fill a vacancy will serve until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If our Board increases the number of directors, it may fill any vacancy so created.

The holders of Common Stock have one vote for each share owned as of the record date in the election of directors. The seven (7) nominees receiving the greatest number of affirmative votes will be elected as directors for terms expiring in 2012.

Upon recommendation of the Nominating Committee of our Board of Directors (“Nominating Committee”), our Board has nominated the following seven (7) persons for election to the position of director at the Annual Meeting: William F. Andrews, R. Terry Blakemore, Richard L. Crouch, Thomas W. Golonski, Thomas G. Greig, William H. Hernandez and Edward A. Nicholson, Ph.D. These nominees are all of the directors currently on our Board. All of these nominees/directors are independent under the listing standards of The NASDAQ Stock Market (“NASDAQ”) except for R. Terry Blakemore as a result of his position as our President and Chief Executive Officer (“CEO”).

The persons named as proxies on the enclosed proxy card were selected by our Board and have advised our Board that, unless authority is withheld, they intend to vote the shares represented by them at the Annual Meeting FOR the election to our Board of Directors of each of our Board’s nominees named above.

Our Board knows of no reason why any nominee for director would be unable to serve as director. If, at the time of the Annual Meeting, any of the named nominees is unable or unwilling to serve as a director, the persons named as proxies intend to vote for such substitute as may be nominated by our Board of Directors.

The following sets forth certain information concerning our Board’s nominees for election to our Board of Directors at the Annual Meeting:

William F. Andrews, 79, was elected as a director of the Company on May 18, 1992. Mr. Andrews currently is Chairman of the Executive Committee of Corrections Corporation of America (private prisons) and Chairman of Katy Industries, Inc. (diversified manufacturing company). He has been a principal with Kohlberg & Co., a private investment company, since 1995. He is also a director of Corrections Corporation of America, Katy Industries, Inc., O’Charley’s, Inc. and Trex Company, Inc., all publicly-held companies, and SVP Holdings Limited.

Qualifications:  Mr. Andrews has been a director of the Company for over 19 years and provides the Board with his vast knowledge and experience of the Company. He is a respected business leader with a diverse business background, bringing to the board multiple perspectives, including those of an investor and an executive. Mr. Andrews has served on the boards of over twenty (20) public and private companies and has been the Chairman of seven public companies, currently serving as Chairman for two (2) public companies. Additionally, Mr. Andrews’ service as a chief executive officer of other publicly-traded companies and in leadership roles on public company boards has resulted in valuable experience in the processes and policies needed to effectively govern a publicly-traded enterprise.

R. Terry Blakemore, 54, was selected as a member of the Board on October 13, 2007 and was named President and Chief Executive Officer of the Company on the same date. He was elected as a director by our stockholders on August 12, 2008. He had served in the capacity of Interim President and Chief Executive Officer of the Company from May 21, 2007. Previously, on May 15, 2007, the Board had named Mr. Blakemore a Senior Vice President of the Company. Prior to becoming a Senior Vice President, Mr. Blakemore served as a manager of business development and, prior thereto, as a manager of the Company’s Voice Services business unit. Mr. Blakemore has been with the Company for 12 years.

Qualifications:  Mr. Blakemore is our Chief Executive Officer and provides the Board with significant insight and direction regarding the strategic development and day-to-day operations of the Company. He also provides the Board with his more than 25 years of experience in the telephony services industry, the Company’s primary services offering. Mr. Blakemore serves as a key liaison between the Board and our key management and facilitates the implementation of the Board’s strategic decisions.

Richard L. Crouch, 64, was elected as a director on August 10, 2004. Mr. Crouch was a General Partner with the firm of PricewaterhouseCoopers LLP from 1979 to 2004, having served as an Audit Partner principally assigned to public companies. He served in various capacities for the firm, including service as a regional accounting, auditing and Securities and Exchange Commission (“SEC”) services consultant. He retired from the firm on July 2, 2004.

Qualifications:  Mr. Crouch adds significant financial reporting and management expertise as a result of his more than 25 years of experience with a large public accounting firm which provided him with exposure to and interaction with a variety of industries and companies. He is one of our audit committee financial experts. His tenure as an SEC services consultant for PricewaterhouseCoopers LLP gives Mr. Crouch first-hand insight into the financial reporting and disclosure obligations of the Company, which is a vitally important qualification for service on our Board.

Thomas W. Golonski, 68, was selected to be a director on February 11, 2003 and was elected by our stockholders on August 12, 2003. Mr. Golonski served as Chairman, President and Chief Executive Officer of National City Bank of Pennsylvania and Executive Vice President of National City Corporation from 1996 to 2005. He retired from National City in 2005. Mr. Golonski is a director of several educational and health care organizations and active in other charitable organizations.

Qualifications:  In Mr. Golonski’s 18 years as the top executive for National City Bank, he was directly responsible for all management functions including human resources, financial and strategic planning and board development. He also has substantial experience in organizational governance issues gained during his tenure on the boards of directors of a university and two regional hospitals. He adds significantly to the collective financial, operational and strategic planning expertise of our Board.

Thomas G. Greig, 63, was elected as a director on August 10, 1999 and appointed as non-executive Chairman of the Board in May 2004. Mr. Greig has been a Managing Director of Liberty Capital Partners, a private equity partnership, since 1998. He is also a director of publicly-held Rudolph Technologies, Inc., a number of privately-held companies and a public, not-for-profit foundation.

Qualifications:  Mr. Greig brings 38 years of financial experience to our Board. His career has included over 25 years in a corporate finance environment and 13 years of investment management and private equity experience. He has served as an audit committee member for numerous companies, both privately-held and public, and a public not-for-profit foundation. As a result, he has significant expertise and insight into finance and corporate governance issues that are invaluable to our Board.

William H. Hernandez, 63, was selected to be a director on December 3, 2009 and was elected by our stockholders on August 10, 2010. Mr. Hernandez was the Senior Vice President, Finance and Chief Financial Officer of PPG Industries, Inc. (“PPG”) from 1995 until October 15, 2009. Prior to assuming those duties in 1995, Mr. Hernandez served as PPG’s Controller from 1990 to 1994 and as Vice President and Controller from 1994. From 1974 until 1990, Mr. Hernandez held a number of positions at Borg-Warner Corporation. Mr. Hernandez is a Certified Management Accountant. Mr. Hernandez is a director of USG Corporation, Eastman Kodak Company and Albermarle Corporation, all publicly-held companies.

Qualifications:  Mr. Hernandez contributes to the Board’s broad experience in corporate finance, risk management, operations, mergers and acquisitions, strategic planning and executive compensation. In particular, Mr. Hernandez is highly qualified in the fields of accounting, internal controls, investor relations and economics, all of which contribute to effective service on the Board and its committees. Mr. Hernandez serves on the boards of other public companies through which he has gained additional experience in risk management and corporate governance.

Edward A. Nicholson, Ph.D., 71, was elected as a director on August 10, 2004. Dr. Nicholson served as President of Robert Morris University from 1989 to 2005 and is presently a Professor of Management at Robert Morris University. He is also a director of Brentwood Bank and several regional economic, charitable and cultural organizations. He has served a number of businesses and government agencies as a consultant in the areas of long-range planning, organization design and labor relations.

Qualifications:  Dr. Nicholson brings to our Board a broad range of academic, business and government experience. As president of Robert Morris University, Dr. Nicholson was directly responsible for all management functions of the university. His experience as a consultant in the areas of long-range planning, organization design and labor relations, as well as his service as a director of many organizations, provide valuable insights to our Board.

Our Board of Directors unanimously recommends that our stockholders vote FOR each of our Board’s nominees for election to our Board.

Proposal 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm

In May 2011, the Audit Committee of our Board (“Audit Committee”) appointed BDO USA, LLP (“BDO”) as our independent registered public accounting firm for Fiscal 2012. As a sound governance matter, our Audit Committee has determined to submit the appointment to our stockholders for ratification at the Annual Meeting.

The affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting is required for the ratification by our stockholders of such appointment. Unless otherwise directed by our stockholders, proxies will be voted FOR the ratification of the appointment of BDO as our independent registered public accounting firm for Fiscal 2012. In the event that this appointment is not ratified by the stockholders, our Audit Committee will consider this vote in determining its future appointment of our independent registered public accounting firm. Even if the appointment is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such change would be in our and our stockholders’ best interests.

A representative of BDO is expected to be present at the Annual Meeting, will not be making a statement but will be available to respond to appropriate questions.

Our Board of Directors unanimously recommends that our stockholders vote FOR approval of Proposal 2.

Proposal 3 – Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. This “Say on Pay” vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis” (“CD&A”) section set forth in this proxy statement under the caption “Executive Compensation and Other Information” and the compensation tables and narrative following the CD&A.

We believe that our CD&A and other compensation disclosures included in the proxy statement evidence a sound and prudent compensation philosophy and set of policies and practices and that our compensation decisions are consistent with that philosophy and those policies and practices.

In light of the foregoing considerations, we are asking our stockholders to indicate their approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the CD&A and the compensation tables and narrative following the CD&A. Although this is an advisory vote which will not be binding on the Compensation Committee of the Board (“Compensation Committee”) or the Board, the Compensation Committee and the Board will carefully review the results of the stockholder vote and consider stockholders’ concerns in future determinations concerning executive compensation.

Our Board of Directors unanimously recommends that our stockholders vote FOR approval of the compensation of our named executive officers as disclosed in this proxy statement.

Proposal 4 – Advisory Vote on Frequency of Advisory Vote on Executive Compensation

The Dodd-Frank Act also requires that we give stockholders the opportunity to inform us as to how often we should include a “Say on Pay” proposal, similar to Proposal 3, in our proxy statements for future annual stockholder meetings. Under this Proposal 4, stockholders may indicate their preference, on an advisory basis, for including a “Say on Pay” proposal in our future proxy statements every year, every two (2) years or every three (3) years, or may abstain from voting on the frequency of future “Say on Pay” proposals.

After careful consideration, our Board, upon the recommendation of our Compensation Committee, has determined that an advisory vote on executive compensation every year is the best approach for the Company. The annual advisory vote on executive compensation will allow our stockholders to provide timely, direct input on the Company’s most current executive compensation philosophy, policies and practices and allow the Compensation Committee and the Board to better understand our stockholders’ views. The Company recognizes that stockholders may have different opinions as to the appropriate frequency for advisory votes on named executive officer compensation, and we will carefully review the voting results on this proposal.

This vote is advisory and not binding on the Company or the Board, but the Board and the Compensation Committee will take into account the outcome of the vote when making a decision as to how often the Company will conduct its advisory votes on the compensation of our named executive officers.

As noted above, stockholders will be able to specify one of four choices for this proposal on the form of proxy: “1 Year,” “2 Years,” “3 Years” or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation.

Our Board of Directors unanimously recommends that our stockholders vote for “1 Year” for the frequency of future executive compensation advisory votes.

BOARD OF DIRECTORS AND CERTAIN BOARD COMMITTEES

Our Board of Directors held seven (7) meetings during the fiscal year ended March 31, 2011 (“Fiscal 2011”). During Fiscal 2011, each director attended not fewer than seventy-five percent (75%) of the meetings of our Board and each committee on which such director served during the period in which such director served on our Board. Executive sessions of the non-employee members of our Board are scheduled for each regular Board meeting and many committee meetings and many regular Board meetings and certain committee meetings include such an executive session.

Stockholders can communicate with our Board or individual directors by writing to the Company’s Secretary at: Black Box Corporation, 1000 Park Drive, Lawrence, Pennsylvania 15055. Our Board believes that our annual meetings also are appropriate for stockholder communications with our Board. Our Board strongly encourages board member attendance at all meetings, including annual meetings with stockholders. All current directors attended the annual meeting of stockholders held in August 2010.

Board Leadership Structure and Role in Oversight of Risk Management

We have separate Chief Executive Officer and Chairman of the Board of Directors positions. Our Board believes this is currently the most appropriate structure for us because it allows each person to focus on their respective roles. Mr. Blakemore, as Chief Executive Officer, can focus on the strategic direction of the Company and the day-to-day leadership and performance of the Company, while Mr. Greig, as Chairman of our Board of Directors, focuses on providing guidance to the Chief Executive Officer and presiding over meetings of the Board. Our Board has adopted a resolution that the Chairman of the Board shall be an independent director under the applicable SEC and NASDAQ rules. Our Board believes this leadership structure has enhanced our Board’s oversight of, and independence from, our management, the ability of our Board to carry out its roles and responsibilities on behalf of our stockholders and our overall corporate governance.

Our management is responsible for the day-to-day management of the risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. No single Board committee, however, is responsible for overall risk oversight. Rather, each Board committee identifies and assesses Company risk, as appropriate, within its given area of responsibility, and any such identified risk is reported to the Board as part of the governance process. Our internal audit department conducts an annual risk assessment to identify the most significant risks to which we are subject. The results of this assessment are compiled and reported to our Audit Committee and internal audit makes recommendations regarding remedial actions where necessary. Our Audit Committee subsequently reports the results of the assessment, as well as any remediation of the material risks identified in the risk assessment, to our Board.

Our Board of Directors has four (4) standing committees: the Audit Committee, the Compensation Committee, the Nominating Committee and the Governance Committee of the Board (“Governance Committee”).

Audit Committee

Our Audit Committee consists of Mr. Richard L. Crouch, as chair, Mr. Thomas G. Greig and Mr. William H. Hernandez. Each member of this committee is independent under NASDAQ’s listing standards for audit committee members.

Our Audit Committee’s duties include:

•	sole authority and direct responsibility over the selection (subject to stockholder ratification if the committee so elects) of our independent registered public accounting firm
•	evaluation, retention and replacement of our independent registered public accounting firm
•	responsibility for determining the compensation and other terms of engagement of such independent auditors

Our Audit Committee has such other duties and responsibilities as are set forth in its written charter adopted by our Board, a copy of which is posted in the “About – Investor Relations – Corporate Governance” section of our Web site at http://www.blackbox.com. These other duties and responsibilities include pre-approval of all audit services and permitted non-audit services, oversight of the independent auditors, review of financial statements and SEC filings, review of the lead audit partner, review of the auditors’ independence, discussions with the auditors regarding the planning and scope of the audit, discussions regarding our internal controls over financial reporting and the establishment of procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing and the confidentiality thereof. Our Audit Committee has delegated authority for pre- approval of audit services and permitted non-audit services to its chair, subject to subsequent ratification of such pre-approval at the next subsequent regular meeting of our Audit Committee.

All services performed by BDO during Fiscal 2011 that were required to be pre-approved under the SEC’s and NASDAQ’s rules and the Audit Committee’s charter were either pre-approved by our Audit Committee or pre-approved by our Audit Committee chair and later ratified by our Audit Committee.

Our Board has determined that all of the members of our Audit Committee, Messrs. Crouch, Greig and Hernandez, qualify as audit committee financial experts within the meaning of SEC regulations and that they have the requisite level of financial sophistication required under NASDAQ’s listing standards. Our Board has also determined that Messrs. Crouch, Greig and Hernandez are independent within the meaning of SEC regulations.

Our Audit Committee met six (6) times in Fiscal 2011.

Compensation Committee

Our Compensation Committee consists of Mr. Thomas W. Golonski, as chair, Mr. William F. Andrews and Edward A. Nicholson, Ph.D. Each member of this committee is independent under NASDAQ’s listing standards.

Our Compensation Committee’s duties include:

•	reviewing and recommending to our Board the total compensation of our executive officers
•	administering our stock option plans and our long-term incentive plan

Our Compensation Committee operates under a written charter adopted by our Board, a copy of which is posted in the “About – Investor Relations – Corporate Governance” section of our Web site. For a description of our Compensation Committee’s processes and procedures for the consideration and determination of executive officer compensation, see the “Compensation Discussion and Analysis” section of this proxy statement.

In Fiscal 2011, our Compensation Committee continued to engage Towers Watson & Co. (“Towers Watson”), as its independent consultants, to assist in the further development of our executive compensation programs. Such services included (i) providing a competitive assessment of the total direct compensation (e.g., sum of base salary, annual bonus and long-term incentive opportunity) for our named executive officers and other key employees relative to a peer group and general survey data; (ii) providing an assessment of the appropriateness of incentive plan targets; (iii) advising our Compensation Committee regarding design changes to compensatory programs and the development of new programs based on the Company’s strategic goals, competitive assessment and regulatory changes; (iv) assisting our Compensation Committee in analyzing the effectiveness of the Company’s compensation programs; (v) a review of our management’s proposals on behalf of our Compensation Committee; (vi) an analysis of the Company’s share utilization for equity-based compensation in view of institutional investor guidelines; (vii) informing our Compensation Committee of emerging trends in executive compensation; (viii) advising on stock ownership or retention guidelines for our named executive officers; and (ix) the other services described below in the “Compensation Discussion and Analysis” section of this proxy statement, including assisting our Compensation Committee in conducting a risk assessment regarding our compensation practices and policies. The scope of services of any executive compensation consultants is approved by our Compensation Committee or its chair. As noted below, Towers Watson also was engaged by our Governance Committee during Fiscal 2011 to provide information regarding competitive director compensation data. During Fiscal 2011, Towers Watson performed no other services for the Company except to assist us with the valuation of certain of our performance share awards. During Fiscal 2011, Towers Watson’s compensation consulting team advising the Company separated from Towers Watson and joined a newly-formed compensation consulting firm, Pay Governance, LLC (“PayGovernance”). For Fiscal 2012, the Compensation Committee engaged PayGovernance to perform the services previously provided by Towers Watson and other services as described herein. During Fiscal

2012, Towers Watson was engaged to perform a calculation of the results of the performance criteria of certain of our performance share awards.

Our Compensation Committee met four (4) times in Fiscal 2011.

Nominating Committee

Our Nominating Committee consists of Edward A. Nicholson, Ph.D., as chair, Mr. Richard L. Crouch and Mr. Thomas G. Greig. Each member of this committee is independent under NASDAQ’s listing standards.

Our Nominating Committee’s duties include:

•	identifying and evaluating potential candidates for any Board vacancies, including any individuals recommended by committee members, other Board members, our management or our current stockholders or identified by third-party executive search firms
•	recommending to our Board individuals to be nominated for election as directors by stockholders at our annual meeting
•	recommending to our Board, from time to time, individuals to be elected by it to fill Board vacancies

This committee considers the independence, experience relative to our business and the needs of our Board, diversity and the ability to represent our stockholders in evaluating potential nominees. Potential Board members should show a willingness to fully participate in Board meetings, a proven track record of career accomplishments, the ability to make sound judgments and leadership qualities. Although the Company does not have a specific diversity policy as it relates to the evaluation of potential Board members, the Nominating Committee charter provides that the Nominating Committee is to consider diversity when evaluating candidates. Accordingly, the Nominating Committee strives to identify potential Board members with a diverse array of talents, backgrounds and perspectives.

It is our Nominating Committee’s policy to consider stockholder proposals for nominees for election as directors that are nominated in accordance with our Certificate of Incorporation and our By-laws, and other applicable laws, including the rules and regulations of the SEC and any stock market on which our stock is listed for trading or quotation. Generally, such recommendations made by a stockholder entitled to notice of, and to vote at, the meeting at which such proposed nominee is to be considered are required to be written and received by the Secretary of the Company within a prescribed time period prior to the annual or special meeting. See the “Stockholder Nominations and Proposals” section of this proxy statement for a description of the procedures to be followed in order to submit a recommendation for a nominee.

Our Nominating Committee operates under a written charter adopted by our Board, a copy of which is posted in the “About – Investor Relations – Corporate Governance” section of our Web site.

Our Nominating Committee met three (3) times in Fiscal 2011.

Governance Committee

Our Governance Committee consists of Mr. William F. Andrews, as chair, Mr. Thomas W. Golonski and Mr. William H. Hernandez. Each member of this committee is independent under NASDAQ’s listing standards.

Our Governance Committee’s duties include:

•	responsibility for reviewing, on an ongoing basis, the corporate governance practices and principles established and implemented by our Board and our management
•	monitoring trends and regulatory requirements in corporate governance and recommending to our Board any changes in our corporate governance practices and functions based upon such trends and regulatory requirements
•	performing an annual evaluation of the objectives and performance of the members of our Board in connection with its review of the compensation paid to Board members

•	overseeing our management’s continuity planning process and advising the Board regarding our management’s succession planning

During Fiscal 2011, our Governance Committee engaged Towers Watson to provide information regarding competitive director compensation data, including identification of an appropriate peer group for comparison purposes, an analysis of director compensation levels and compensation vehicles and programs and market-competitive compensation data. In Fiscal 2011, Towers Watson also advised on stock ownership or retention guidelines for our non-employee directors. For Fiscal 2012, our Governance Committee engaged PayGovernance to provide these services.

Our Governance Committee operates under a written charter adopted by our Board, a copy of which is posted in the “About – Investor Relations – Corporate Governance” section of our Web site.

Our Governance Committee met four (4) times in Fiscal 2011.

LITIGATION INVOLVING DIRECTORS AND OFFICERS

In November 2006, two stockholder derivative lawsuits were filed against the Company itself, as a nominal defendant, and several of our current and former officers and directors, including Michael McAndrew, Francis Wertheimber, William F. Andrews and Thomas G. Greig, in the United States District Court for the Western District of Pennsylvania (the “District Court”). The two complaints were substantially identical and contained allegations regarding and related to backdated stock options. The two lawsuits were consolidated into a single action as In re Black Box Corporation Derivative Litigation, Master File No. 2:06-CV-1531-JFC, and plaintiffs filed an amended consolidated shareholder derivative complaint on August 31, 2007. During the second quarter of the fiscal year ended March 31, 2010 (“Fiscal 2010”), the Company recorded expense of $3,992,000 in connection with an agreement in principle for settlement of this action and related matters arising out of the Company’s review of its historical stock option practices. During the third quarter of Fiscal 2010, certain of the parties to this action and certain insurers entered into a Memorandum of Understanding regarding this settlement. On January 22, 2010, the parties to this action and certain insurers executed a Stipulation of Compromise and Settlement (the “Stipulation”) and the parties to the action executed a Joint Motion for Preliminary and Final Approval of Proposed Settlement (the “Joint Motion”), and such documents were filed with the District Court. On January 27, 2010, the District Court entered an order preliminarily approving the proposed settlement and setting forth a process and scheduling a hearing for consideration of final approval of the proposed settlement (the “Preliminary Order”). Pursuant to the Preliminary Order, on February 1, 2010, the Company filed with the SEC a Current Report on Form 8-K regarding the proposed settlement and filed, as exhibits to such Form 8-K, the Joint Motion, the Stipulation, the Preliminary Order, a Notice of Proposed Settlement of Derivative Action and of Settlement Hearing (the “Notice”) and a proposed Order of Dismissal and Judgment. Also on February 1, 2010, the Company issued a press release including the Notice. On March 19, 2010, the District Court approved the settlement and executed an Order of Dismissal and Judgment. On April 20, 2010, no party having appealed the District Court’s Order of Dismissal and Judgment, the matter concluded. Thereafter, the Company received and paid the amounts due to and from it in accordance with the Stipulation.

Section 16(a) Beneficial Ownership Reporting Compliance

During Fiscal 2011, one (1) report with respect to one (1) transaction was not timely filed for each of Messrs. Blakemore and McAndrew regarding the mandatory tax withholding of shares of Common Stock by the Company upon the vesting of restricted stock units.

POLICIES AND PROCEDURES RELATED TO THE APPROVAL
OF TRANSACTIONS WITH RELATED PERSONS

Our policies and procedures for review, approval or ratification of transactions with related persons are not contained in a single policy or procedure; instead, relevant aspects of such program are drawn from various corporate documents. Most importantly, our Audit Committee’s charter provides that our Audit Committee must review and, if appropriate, approve or ratify all transactions between us and any related persons.

Our Standards of Business Conduct require that all of our and our subsidiaries’ directors, officers and employees refrain from activities that might involve a conflict of interest. Additionally, our Code of Ethics provides that each of our and our subsidiaries’ directors, officers and employees must openly and honestly handle any actual, apparent or potential conflict between that individual’s personal and business relationships and our interests. Before making any investment, accepting any position or benefit, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest, such person must make a full disclosure of all relevant facts and circumstances to, and obtain the prior written approval of, our Chief Financial Officer or our General Counsel. Our Chief Financial Officer and our General Counsel make reports to our Audit Committee, pursuant to the terms of its charter, regarding compliance with our Code of Ethics. Further, our Chief Financial Officer makes reports to our Audit Committee with respect to proposed related-party transactions for which that committee’s approval would be required.

We did not participate in any transactions with related persons during Fiscal 2011 and there are no currently-proposed transactions with related persons.

COMPENSATION OF DIRECTORS

The following table sets forth the compensation of our non-employee directors in Fiscal 2011:

DIRECTOR COMPENSATION – FISCAL 2011

Name(1)	Fees Earned	Stock	Total
	or Paid	Awards(4)(5)(6)	($)
	in Cash(2)(3)	($)
	($)

William F. Andrews	57,000	92,160	149,160

Richard L. Crouch	75,000	92,160	167,160

Thomas W. Golonski	70,000	92,160	162,160

Thomas G. Greig	135,000	92,160	227,160

William H. Hernandez	61,000	92,160	153,160

Edward A. Nicholson, Ph.D.	60,000	92,160	152,160

(1)	R. Terry Blakemore was a director during Fiscal 2011. The compensation received by Mr. Blakemore for Fiscal 2011 is reported in the “Summary Compensation Table – Fiscal 2011, Fiscal 2010 and Fiscal 2009” and other tables in this proxy statement. He did not receive any additional compensation in connection with his service on our Board.

(2)	For Fiscal 2011, each non-employee director received an annual fee of $35,000, paid quarterly. Our non-executive Chairman of the Board also received an annual fee of $75,000, paid quarterly. The chairperson of each of our Audit Committee and Compensation Committee received an annual fee of $15,000, paid quarterly. The chairperson of each of our Nominating Committee and Governance Committee received an annual fee of $5,000, paid quarterly. In May 2011, the annual fee for the chairperson of each of our Nominating Committee and Governance Committee was increased to $7,500, paid quarterly. No other changes were made to the fees to be paid to our non-employee directors as of the date of this proxy statement.

(3)	During Fiscal 2011, each director received a fee of $2,000 for each Board meeting attended in person and a fee of $1,000 for each Board meeting attended by telephone. Audit Committee members received a fee of $1,500 for each meeting of the committee attended in person or by telephone during Fiscal 2011. Members of our Compensation Committee, Governance Committee and Nominating Committee received a fee of $1,000 for each meeting of the respective committee attended in person or by telephone during Fiscal 2011. These fees remain in effect as of the date of this proxy statement.

(4)	These restricted stock unit awards were granted under the 2008 Long-Term Incentive Plan (the “Incentive Plan”). As of March 31, 2011, there were 1,223,560 shares of Common Stock available for issuance under the Incentive Plan (subject to appropriate adjustments in the event of stock splits, stock dividends and similar dilutive events).

(5)	The values in this column are based on the aggregate grant date fair values of these awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), excluding the effect of estimated forfeitures. In May 2011, based on the advice of its compensation consultants as to the majority practice, and to be consistent with the methodology to be used by the Compensation Committee in determining the equity awards to be made to our named executive officers, the Governance Committee modified the methodology for determining the size of the annual equity award for non-employee directors to be recommended by the Governance Committee from a fixed share-based number to a fixed dollar amount converted into shares based on the fair market value of the Common Stock on the date of grant. This methodology ensures that an increase in the price of the Common Stock will not result in an automatic increase in non-employee director compensation. Consistent with the foregoing, in May 2011, our Compensation Committee approved, based on the recommendation of our Governance Committee after its review of information provided by its compensation consultants, and after Board approval, an immediately-vested restricted stock unit award with a value of $100,000 for each non-employee director. This amount is consistent with the value of the equity award in Fiscal 2010. Based on the closing price of the Common Stock on the date of grant (and rounding to the nearest ten shares), this grant resulted in a restricted stock unit award to each non-employee director for 3,090 shares of the Common Stock which vested immediately upon grant. Such grant was consistent with the recommendation of the compensation consultants.

(6)	The following table sets forth the outstanding stock options, both exercisable and unexercisable, held by each non-employee director as of March 31, 2011:

Name	Outstanding
Options
(#)

William F. Andrews	42,000

Richard L. Crouch	26,000

Thomas W. Golonski	37,000

Thomas G. Greig	42,000

William H. Hernandez	—

Edward A. Nicholson, Ph.D.	26,000

To further achieve the objective of more closely aligning the interests of our non-employee directors with those of our stockholders, upon the recommendation of our Governance Committee after discussions with our Governance Committee’s compensation consultants, our Board has adopted stock retention guidelines for our non-employee directors requiring them to hold, until retirement, but subject to diversification at age 60, 50% of the net, after-tax shares of Common Stock issued to them pursuant to performance share awards and restricted stock awards/units. All of our non-employee directors are in compliance with these ownership guidelines.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The following provides an overview of our executive compensation philosophy and programs as detailed further in this Compensation Discussion and Analysis:

•	The objectives of our executive compensation program are to link pay with performance by rewarding the achievement of our short- and long-range goals, recognizing individual executive performance and contributions and promoting increased value creation for our stockholders.
•	We generally target base salaries below the market median, while generally targeting annual cash incentives and long-term equity incentives modestly above the market median, providing for total compensation at slightly above the market median but with a substantial amount of compensation at-risk.
•	The compensation program for our named executive officers consists of the following three primary components: base salary, a cash-based annual incentive award with multiple performance metrics and equity-based long-term incentive awards consisting of stock options, restricted stock units and performance share awards.
•	Our Compensation Committee and other Board members attend and participate in strategic planning meetings presented by our named executive officers and other key business leaders prior to the Board review and approval of the Company’s operating plan for the fiscal year. This reviewed and approved operating plan then forms the basis for the determination of the appropriate performance measures for our annual and certain long-term incentive awards.
•	Our annual incentive program is based on four (4) measures of annual financial performance: operating earnings per share, adjusted operating margin percent, adjusted EBITDA and days sales outstanding (“DSOs”), which are critical to successful performance of the business consistent with our pay-for-performance philosophy. This award is 100% “at-risk.”
•	Our long-term incentive program is intended to drive the achievement of critical long-term business objectives and align our management’s interests with those of our stockholders. The mix of long-term awards serves a number of compensation objectives, with 50% of the target value of each named executive officer’s long-term incentive award granted in the form of performance shares, 30% of the value granted in the form of stock options and 20% of the value granted in the form of time-vested restricted stock units. Thus, 80% of our long-term incentive awards are “at-risk.”
•	All of our long-term equity awards are settled in stock and, as a result, link the named executive officer’s compensation to future stock price performance and, if earned, increase the named executive officer’s stock ownership. The named executive officers are subject to stock retention guidelines described herein with respect to these performance share awards and restricted stock units, thus aligning the interests of our named executive officers with those of our stockholders.
•	Our named executive officers are not provided with perquisites (other than an automobile benefit to the Senior Vice President who is a local national in Japan, which is a customary practice in that country).
•	In Fiscal 2011, the Company achieved record revenues, continued strong cash flows and increased earnings. Consequently, Company performance relative to the performance metrics governing our annual incentive awards resulted in appropriate rewards modestly above target payout to each of our named executive officers. Our stock price performance during Fiscal 2010 and Fiscal 2011, however, while providing annualized stockholder returns of approximately 30%, was below the 25th percentile of a peer group of companies, resulting in no payout of our total shareholder return (“TSR”) performance share awards, thus demonstrating alignment with our pay-for-performance philosophy.
•	For Fiscal 2012, at the request of our management, we increased the performance requirements for our TSR-based performance shares and provided a cap on payouts in the event that our TSR is negative over the three-year performance period.
•	Our Compensation Committee, with the assistance of our compensation consultants, undertook a “pay-for-performance” analysis of our CEO’s compensation in order to evaluate alignment of our CEO’s compensation with performance as measured by actual compensation paid and performance relative to a peer group of companies. This analysis is described below.

Role of Our Compensation Committee and Our Compensation Philosophy

Our Compensation Committee evaluates and recommends to our Board our compensation philosophy and practices and is charged with administering our compensation program for our named executive officers: R. Terry Blakemore, our President and Chief Executive Officer; Michael McAndrew, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary; Kenneth P. Davis, our Vice President – Voice Services North, Europe and Latin America and Francis W. Wertheimber, our Senior Vice President. Mr. Davis became an executive officer on November 1, 2010 and, thus, was not a named executive officer with respect to the compensation decisions discussed below made in May 2010.

Our Compensation Committee believes that the total executive compensation package paid to our named executive officers should be designed to pay-for-performance by rewarding the achievement of our short- and long-range goals, recognizing individual executive performance and contributions and promoting increased value creation for our stockholders.

Objectives of Our Compensation Program

In line with our philosophy, our Compensation Committee has developed the following objectives for our compensation program which are to:

•	attract, develop and retain high quality executives to manage and grow our business
•	link a significant portion of an executive’s pay to the performance of the organization through the use of at-risk performance-based compensation

Our compensation program rewards our named executive officers and other key employees for:

•	outstanding contributions to the achievement of our goals and overall success, particularly growth in stock price, annual profits and cash flow
•	successful completion of acquisitions of targeted companies and their integration into the Company

The Compensation Committee has identified a number of key performance metrics that it believes represents value creation for our stockholders. These metrics have been incorporated into the incentive arrangements for our named executive officers in Fiscal 2011 and Fiscal 2012 as follows:

Performance Metric	Annual Incentive Cash Bonus	Equity-Based Long-Term Incentive

Operating Earnings Per Share	X

Adjusted Operating Margin Percent	X

Adjusted EBITDA	X	X

DSOs	X

TSR		X

Components of Our Executive Compensation Program

Our Compensation Committee has designed a compensation package that includes the following elements positioned against the competitive market as follows:

•	base salary positioned below the market median
•	annual incentive cash bonus opportunity positioned modestly above the market median
•	long-term incentive values positioned modestly above the market median

In designing our compensation program, our Compensation Committee, in line with our pay-for-performance philosophy, had historically placed more emphasis upon at-risk, variable compensation in the form of annual performance cash bonuses and/or grants of stock options. Our Compensation Committee’s and Board’s philosophy has been to approve below-market base salaries and modestly above-market incentive compensation opportunities for our named executive officers. Our Compensation Committee’s goal is to deliver total compensation to our named executive officers (base salary plus annual cash bonus plus long-term incentives) modestly above the market median with a focus on performance-based incentives.

Beginning in the fiscal year ended March 31, 2008 (“Fiscal 2008”) our Compensation Committee extensively re-evaluated the nature and structure of our executive compensation program and the relative mix of cash and equity incentives to be awarded to our named executive officers and other key employees. In connection with this evaluation, our Compensation Committee retained the services of outside compensation consultants to assist with a review of peer and broad market executive compensation data and to help us determine how our executive compensation program, given our philosophy and culture, should be structured to achieve our objectives. The structure of our executive program that was established for the fiscal year ended March 31, 2009 (“Fiscal 2009”), providing for a base salary, an annual cash incentive and a long-term incentive, provided the foundation for the executive compensation decisions made for Fiscal 2011 and Fiscal 2012 described below. The elements and objectives of our compensation program are presented in the following chart:

Compensation Element	Description	Form	Objective

Base salary	Fixed payment positioned below the median of competitive market data as adjusted for level of responsibility, experience and qualifications	▪ Cash	▪ Support talent retention and attraction ▪ Provide a dependable source of income

Annual Incentive Plan (AIP)	Variable based on the achievement of annual financial objectives	▪ Cash	▪ Link pay with Company performance ▪ Drive the achievement of short-term business objectives ▪ Incent the achievement of our annual operating plan

Long-Term Incentive Program Awards	Variable based on the achievement of longer-term financial goals and stockholder value creation	▪ 50% - Performance share awards payable in Common Stock; 30% - stock options granted at fair market value; 20% - time-vested restricted stock units payable in Common Stock
▪ Link pay with Company and stock price performance

▪ Drive the achievement of longer-term business objectives and goals and focus on stock price appreciation

▪ Align with stockholder interests

▪ Build ownership in the Company through increased holdings of Common Stock

Overview of Annual Setting of Executive Compensation

Beginning in Fiscal 2008, our Compensation Committee sought the advice of outside compensation consultants to assist it with collecting and reviewing information regarding the executive compensation programs of a selected group of peer companies (the list of which for Fiscal 2011 is below) and to provide it with more general survey data regarding executive compensation practices for Fiscal 2009 and beyond. The role of the outside compensation consultants in our executive compensation processes and procedures is described under “Board of Directors and Certain Board Committees – Compensation Committee.” Our Chief Executive Officer and our Chief Financial Officer also consult with our Compensation Committee regarding each element of our executive compensation program. At our Compensation Committee’s request, these executives provide recommendations to our Compensation Committee related to appropriate financial performance metrics and goals for the Company to align compensatory programs with our overall business strategy. Our Compensation Committee also reviews with our Chief Executive Officer each element of compensation to be paid to our named executive officers (other than our Chief Executive Officer) and other key employees. Our Compensation Committee generally holds special meetings to prepare for its annual compensation recommendations. Our Compensation Committee is provided with and reviews survey data provided by our compensation consultants, our management’s recommendations, tally sheets of our named executive officer’s historical compensation and other data and utilizes the committee members’ collective knowledge of industry and market pay practices of similarly-situated executives, along with our overall compensation philosophy, in connection with determining its executive compensation recommendations for each executive officer. At certain of its meetings, the Compensation Committee holds executive sessions, which exclude our management and, subject to the Compensation Committee’s discretion, include its independent consultants. Our Compensation Committee then submits its recommendations to our Board for review and approval.

We do not have a policy of reducing awards based upon the amounts realized from prior compensation. Our Compensation Committee believes that the intended value of an award on its grant date reflects both the possible upside and the possible downside of any such award. Likewise, we do not have a policy of increasing awards based upon amounts not realized from prior compensation awards.

Relationship between Pay and Performance

One of the main objectives of our compensation philosophy is to align our named executive officers’ compensation with the performance of the Company (“pay-for-performance”). Our Compensation Committee recently reviewed the relationship between our Chief Executive Officer’s realizable compensation and the Company’s performance from Fiscal 2009 through Fiscal 2011. The analysis, which was prepared by the Compensation Committee’s compensation consultants, compared our Chief Executive Officer’s realizable compensation and the Company’s performance, relative to a peer group, in order to assess whether the Company’s performance and realizable compensation for our Chief Executive Officer are aligned. The peer group utilized for this analysis is the same peer group utilized for the Fiscal 2012 compensation decisions identified below.

Realizable compensation is defined as (i) base salary, (ii) actual bonus earned, (iii) aggregate current value of restricted stock grants made during the period, (iv) aggregate in-the-money value of stock option grants made during the period and (v) for performance plans, the actual payouts for awards beginning and ending during the three-year performance period and the estimated payout for unvested awards granted during the three-year performance period. Realizable compensation was calculated in the same manner for our CEO and the CEOs of our peer group companies. The realizable value of long-term equity-based awards was valued using each company’s closing stock price on March 31, 2011.

Financial and shareholder performance for the Company and the peer group were evaluated over the same three-year period as realizable compensation using the following four (4) performance measures: TSR; revenue growth; EBITDA growth; and operating margin. These measures were selected because they are used in the Company’s short-term and/or long-term incentive plans and were considered by the Compensation Committee’s compensation consultants to be reasonable indicators of Company performance. The Company’s percentile ranking for each performance measure relative to the peer group was averaged to form a composite performance ranking.

Over the three-year period, our CEO’s realizable compensation ranked at the 25th percentile of the peer group while our composite performance ranked at the 43rd percentile of the peer group. This means that our CEO’s realizable compensation is positioned well below the middle of the peer group while our performance was ranked just below the middle of the peer group. The Compensation Committee observed that the relatively low positioning of realizable compensation (i.e., the 25th percentile) is attributable to the following factors:

•	At March 31, 2011, the actual intrinsic value of stock options granted to our CEO during the three-year period (assuming none were exercised) is $1,352,480, or 43% of the grant date fair value of $3,137,045. An increase in the Company’s stock price will improve the relative positioning of realizable compensation for any outstanding stock options;
•	The performance cash plan granted at the beginning of Fiscal 2009 for the two-year period Fiscal 2009 through Fiscal 2010 with a target grant value of $1,200,000 had a performance goal (adjusted EBITDA) that was not met and, therefore, no payout was made; and

•	The performance share awards granted at the beginning of Fiscal 2010 for the two-year period Fiscal 2010 through Fiscal 2011 based on TSR performance resulted in no payout.

Based on this analysis and the above observations, the Compensation Committee is satisfied with the alignment of our CEO’s realizable compensation with the performance of the Company. The chart below provides an illustration of this realizable pay-for-performance analysis.

Summary of Fiscal 2011 Executive Compensation Decisions

The following is a summary of significant compensation decisions that were made in Fiscal 2011:

In making Fiscal 2011 compensation decisions relating to our named executive officers, our Compensation Committee considered our executive compensation philosophy of paying below-market base salaries and modestly above-market incentive compensation. Our compensation consultants provided a comprehensive, current assessment of a peer group first developed in Fiscal 2009 and modified in Fiscal 2011 as noted below (the “Fiscal 2011 Peer Group”) and survey data relating to these positions to develop overall compensatory arrangements for these executives. Our Compensation Committee also reviewed our management’s recommendations related to appropriate financial performance metrics and goals for the Company to align compensatory programs with our overall business strategy. Our Compensation Committee considered summary information of the total compensation paid to our named executive officers during the prior five (5) fiscal years and summary data of each named executive officer’s stock awards and stock options position. Our Compensation Committee discussed with our Chief Executive Officer proposals relating to the compensation of our named executive officers (other than the Chief Executive Officer). After discussions with our Chief Executive Officer and the outside compensation consultants, our Compensation Committee recommended to our Board for approval the Fiscal 2011 total direct compensation of the named executive officers, other than for our Chief Executive Officer, described below and, in the case of our Chief Executive Officer, after review of the Fiscal 2011 Peer Group and survey data with the compensation consultants in the absence of our Chief Executive Officer, our Compensation Committee recommended to our Board for approval the Fiscal 2011 total direct compensation of our Chief Executive Officer described below. Our

Compensation Committee believes that the incentive compensation of the named executive officers (annual cash bonus and long-term incentive compensation) described below, combined with Fiscal 2011 base salaries, provided for compensation opportunity for each executive above median as compared to similarly-situated executives as reflected in the data provided by our compensation consultants, consistent with our executive compensation philosophy.

Use of Market Compensation Data

In order to make informed decisions regarding compensation matters for our named executive officers, the Compensation Committee’s compensation consultants provide market compensation data for each executive position using a combination of survey data and peer group data as disclosed in each company’s proxy statement.

A peer group of companies was first developed in Fiscal 2009, after discussions among our Compensation Committee, the compensation consultants and our management, for use, along with survey data, to assess whether each of the named executive officers’ total compensation (base salary, annual bonus and long-term incentive compensation) was competitive relative to similarly-situated executives. The Fiscal 2011 Peer Group, shown below, is the same peer group utilized in Fiscal 2010 except that Brocade Communications Systems, Inc. (“Brocade”) and ManTech International Corporation (“ManTech”) were removed because they were no longer considered comparable due to their significant growth from acquisitions (including Brocade and ManTech, the “Fiscal 2010 Peer Group”).

Acxiom Corporation	Gartner, Inc.
ADC Telecommunications, Inc.	GTSI Corp.
ARRIS Group, Inc.	MasTec, Inc.
Belden Inc.	MAXIMUS, Inc.
CIBER, Inc.	Novell, Inc.
Ciena Corporation	Nu Horizons Electronics Corp.
Cincinnati Bell Inc.	Plantronics, Inc.
CommScope Inc.	Polycom, Inc.
Dycom Industries, Inc.	SAVVIS, Inc.

These companies were selected based on the following criteria presented by our compensation consultants and agreed upon by our Compensation Committee:

•	similarity in industry (competitors for business and/or talent);
•	size in terms of revenues (approximately one-half to twice our revenues);
•	number of employees;
•	structure of the business defined in terms of asset turnover (revenue/assets) and profit margin; and
•	financial performance in relation to the Company’s financial performance in terms of market capitalization, total shareholder return, return on capital and profitability.

In selecting peer companies, the Compensation Committee takes a collective view of the selection criteria and does not rely on any single metric. The Compensation Committee believes that the peer companies represent businesses that are our competitors and represent companies of similar size and complexity to us.

The outside compensation consultants also presented our Compensation Committee with broad survey data from consulting firms Towers Watson and Mercer Inc. (and utilizing companies with revenues less than $3 billion from the Towers Watson High-Technology Compensation Database as supplemented with data from the Fiscal 2011 Peer Group for the Chief Executive Officer and the Chief Financial Officer positions for market target annual and long-term incentives), which was based on executive-position match, as another means by which our Compensation Committee could assess and judge the compensation paid to our named executive officers. The survey data is further size adjusted using regression equations based on the revenue responsibility of the executive position.

Base Salaries.  A review was conducted of our named executive officers’ base salaries in light of their performance and the survey and Fiscal 2011 Peer Group data presented by our compensation consultants and our compensation philosophy to pay below-market base salaries. This review revealed that, relative to the survey data, the base salary for the Chief Executive Officer was positioned 18% below the market median, the base salary for the Chief Financial Officer was positioned 13% below the market median and the base salary for the Senior Vice

President was positioned 17% below the market median. A determination was made, based on such review, that the base salaries for our Chief Executive Officer and our Chief Financial Officer (especially since our Chief Financial Officer also performs some functions that are comparable to a chief operating officer) should be increased but should remain below the market median for base salaries. Accordingly, our Compensation Committee recommended, and our Board approved, the following base salaries for our named executive officers for Fiscal 2011: $600,000 for our Chief Executive Officer, an increase of $50,000 over the prior fiscal year, $350,000 for our Chief Financial Officer, an increase of $35,000 over the prior fiscal year, and $265,000 for our Senior Vice President. Mr. Davis became an executive officer on November 1, 2010 and, in connection therewith, and after review of a compensation analysis prepared by our compensation consultants, our Compensation Committee recommended, and our Board approved, a base salary for Mr. Davis, consistent with our philosophy, at an annual rate of $330,000.

Fiscal 2011 Annual Cash Bonus Program.  At the recommendation of our Compensation Committee, in May 2010, our Board approved an annual cash incentive bonus plan for Fiscal 2011 (the “FY11 Annual Incentive Plan”). The FY11 Annual Incentive Plan was similar to the annual cash incentive plan for Fiscal 2010. The main objective of the FY11 Annual Incentive Plan was to motivate our named executive officers to achieve the Company’s overall operating plan and was implemented after strategic planning meetings attended by the Compensation Committee and other Board members at which the Company’s operating plan for Fiscal 2011 was presented by our management and then reviewed and approved by our Board. The performance goals for the FY11 Annual Incentive Plan and the actual Company achievement of such performance goals were as follows:

		FY11 Annual Incentive Plan Performance Goals
	Actual FY11	Actual FY11	Threshold (80%	Target	Maximum (120% of
	Annual	Performance as	of Target,		Target, except for
	Incentive	a Percent of	except for DSOs		DSOs which is
	Plan	Target Goal	which is 90% of		110% of Target)
	Performance		Target)

Operating Earnings Per Share	$3.66	111%	$2.64	$3.30	$3.96

Adjusted Operating Margin Percent	10.7%	105%	8.2%	10.2%	12.2%

Adjusted EBITDA ($ in millions)	$119.6	106%	$90	$113	$136

DSOs	81	94%	84	76	68

For the FY11 Annual Incentive Plan, “operating earnings per share” was “operating net income” divided by weighted average common shares outstanding (diluted) with “operating net income” meaning net income plus “Reconciling Items” (as defined below); “adjusted operating margin percent” was operating income plus Reconciling Items divided by total revenues; “adjusted EBITDA” was EBITDA (defined as net income plus provision for income taxes, interest, depreciation and amortization) plus Reconciling Items; and “DSOs” was an internal management calculation based on the balances in net accounts receivable, cost in excess of billings and billings in excess of costs at the end of the measurement period. DSOs essentially measures the average number of days for the Company to receive payment after revenue has been recognized. These performance goals were equally weighted. For the FY11 Annual Incentive Plan, “Reconciling Items” were: (i) amortization of intangible assets on acquisitions; (ii) stock-based compensation expense; (iii) asset write-up expense on acquisitions; (iv) expenses, settlements, judgments and fines associated with material litigation ($500,000 or greater per matter); (v) changes in fair value of any interest-rate swaps; (vi) certain pension plan funding expenses; (vii) the impact of any goodwill impairment; and (viii) the effect of changes in tax laws or accounting principles affecting reported results. The Compensation Committee considered revenue growth as a potential performance measure for the FY11 Annual Incentive Plan but concluded that revenue growth could be embodied within the targets determined for the foregoing performance goals. The Compensation Committee also discussed Reconciling Items for the Fiscal 2011 compensation decisions and concluded that employee severance costs should not be included in those Reconciling Items. The Compensation Committee retained negative discretion to decrease any payout that would otherwise be made under the FY11 Annual Incentive Plan.

Pursuant to the FY11 Annual Incentive Plan design, the achievement of the performance goals at the threshold level would have resulted in a payout of 50% of targeted annual bonus, the achievement of the performance goals at the target level would have resulted in a payout of 100% of targeted annual bonus and the achievement of the performance goals at the maximum level would have resulted in a payout of 150% of targeted annual bonus. The targeted annual bonus award levels under the FY11 Annual Incentive Plan for our named executive officers were as follows: our Chief Executive Officer – 100% of base salary, or $600,000; our Chief Financial Officer – 100% of base salary, or $350,000; and our Senior Vice President – approximately 50% of base salary, or $133,000. At the time of the election of our new Vice President in November 2010, our Compensation Committee recommended, and our Board approved, a modification to his annual incentive plan to make it subject to the performance criteria reflected above and an award of 100% of base salary, or $330,000 (to be pro-rated from the time of his election as an executive officer). The foregoing amounts reflect the cash bonus that the executive would have received if each performance goal was achieved at the target level.

In Fiscal 2011, our operating earnings per share were $3.66(1), or 111% of the target, adjusted operating margin was 10.7%(2), or 105% of the target, our adjusted EBITDA was $119.6 million(3), or 106% of the target, and our DSOs were 81 days(4), or 94% of the target. In the first quarter of Fiscal 2012, our Compensation Committee met to review our performance under the FY11 Annual Incentive Plan and determined that such performance resulted in a payout under the FY11 Annual Incentive Plan of 106% of each named executive officer’s targeted compensation based on such performance. Our Compensation Committee then recommended to our Board, and our Board approved, the following payouts under our FY11 Annual Incentive Plan: $636,000 to our Chief Executive Officer; $371,000 to our Chief Financial Officer; $166,000 to our new Vice President (including the amount earned prior to his election as an executive officer); and $140,000 to our Senior Vice President.

Fiscal 2010 Long-Term Incentive Program Payouts.  The approval by our stockholders of the Incentive Plan in August 2008 provided our Compensation Committee with the ability, for the first time in Fiscal 2010, to make a variety of equity and cash awards which most appropriately fit with our compensation philosophy, achieve our corporate objectives with the executive compensation program, provide awards that are competitive to attract and retain executive talent relative to our peer group, align our compensation practices with market trends and provide tax efficiencies. Given the flexibility of the Incentive Plan, our Compensation Committee discussed with our management and the outside compensation consultants various equity-based long-term incentive awards that would be appropriate to achieve our objectives consistent with our compensation philosophy. These objectives for the long-term incentive program included facilitating the achievement of long-range goals, promoting value creation for our stockholders, providing certain long-term incentive that is independent of the Company’s stock price and providing an overall above-median compensation opportunity through the use of above-market long-term compensation along with below-market base salaries. Our Compensation Committee also discussed the overall uncertainty in the general economy, which led to a discussion of the appropriate length of this long-term program and a conclusion that a portion of the long-term incentive should be earned based on Company performance relative to a peer group.

Consistent with the foregoing, after discussions among our Compensation Committee, our management and the outside compensation consultants, our Compensation Committee recommended, and our Board approved, the Long-Term Incentive Program for Fiscal 2010 (the “FY10 LTIP”) which included, for the first time, the use of

(1)	Operating earnings per share of $3.66 was computed as net income of $52.9 million plus Reconciling Items, after-tax, of $12.3 million, divided by weighted average common shares outstanding (diluted) of approximately 17.8 million.

(2)	Adjusted operating margin percentage of 10.7% was computed as operating income of $91.1 million plus Reconciling Items, pre-tax, of $22.8 million, divided by total revenues of $1,068.2 million.

(3)	Adjusted EBITDA of $119.6 million was computed as net income of $52.9 million plus provision for income taxes of $32.4 million, interest of $5.4 million, depreciation and amortization of $18.2 million and Reconciling Items (other than amortization costs already excluded) of $10.7 million.

(4)	DSOs of 81 days includes “Costs/estimated earnings in excess of billings on uncompleted contracts” and “Billings in excess of costs/estimated earnings on uncompleted contracts” as reflected on our balance sheet at March 31, 2011.

performance share awards (the “Performance Awards”) that measure performance for the two fiscal years ended March 31, 2011 (the “FY10 LTIP Performance Period”). Our Compensation Committee’s intent was to measure performance over a three-year period; however, given the uncertainty in the economy and the Compensation Committee’s ability to establish reliable long-term goals, our Compensation Committee decided to measure performance over a two-year period for FY10 LTIP performance share awards. Since the number of shares payable under the Performance Awards was determined as of the date of grant, the named executive officers were at risk for market changes in the value of the Common Stock during the performance period which affected the value of the Performance Awards.

The performance criteria for the Performance Awards under the FY10 LTIP were Adjusted EBITDA for 50% of the Performance Awards and TSR relative to the Fiscal 2010 Peer Group for the other 50% of such awards. In May 2011, the Compensation Committee reviewed the Company’s performance with respect to these metrics. The Company achieved Adjusted EBITDA of $227.9 million for the FY10 LTIP Performance Period against a target of $226 million, resulting in a payout of 103% of the Performance Shares based on this metric. With respect to the Performance Shares based on relative TSR, although the Company achieved annualized stockholder returns of approximately 30% during the FY10 LTIP Performance Period, this placed the Company slightly below the threshold level relative to the Fiscal 2010 Peer Group(5) for a payout of these awards and thus no payout was made on these awards. This demonstrates the alignment of the Company’s compensation programs with its pay-for-performance philosophy. As a result of the foregoing, in May 2011, our Compensation Committee recommended to our Board, and our Board approved, the following payouts in the form of issuances of our Common Stock under our FY10 LTIP Performance Awards which represents just over fifty percent (50%) of the target award payout: 20,600 shares to our Chief Executive Officer; 5,150 shares to our Chief Financial Officer; 3,090 shares to our Vice President; and 2,575 shares to our Senior Vice President.

Fiscal 2011 Long-Term Incentive Program.  In connection with the Fiscal 2011 compensation decisions, the Compensation Committee considered the elements used under the FY10 LTIP described above and concluded that such elements provided appropriate long-term incentives. After consideration and input from our management and our compensation consultants, our Compensation Committee recommended, and our Board approved, the Long-Term Incentive Program for Fiscal 2011 (the “FY11 LTIP”) substantially similar to the FY10 LTIP, although it was determined that the performance measurement period for the Performance Awards should be extended from two (2) to three (3) fiscal years. Accordingly, the FY11 LTIP was comprised of a restricted stock unit grant payable in shares of Common Stock representing 20% of the award, a stock option grant representing 30% of the award and Performance Awards representing, at the target level payout at the time of grant, 50% of the award and payable in shares of Common Stock. Since the number of shares payable under Performance Awards was determined as of the date of grant, the named executive officers are at risk for market changes in the value of the Common Stock during the performance period which will affect the value of the Performance Award.

The restricted stock units and stock options granted pursuant to the FY11 LTIP will vest in equal increments over three years. The payout on the Performance Awards will be based on (i) the Company’s performance relative to a cumulative adjusted EBITDA (as defined above) goal (the “FY11 EBITDA Goal”) and (ii) the Company’s TSR relative to the Fiscal 2011 Peer Group, in each case for the three fiscal years ending March 31, 2013. These two (2) performance goals will be equally weighted. As a result, for purposes of determining the payout of the Performance Awards: (A) the achievement of 75% of the FY11 EBITDA Goal will result in a payout of 25% of the targeted Performance Award, the achievement of 100% of the FY11 EBITDA Goal will result in a payout of 50% of the targeted Performance Award and the achievement of 120% of the FY11 EBITDA Goal will result in a payout of 75% of the targeted Performance Award; and (B) the ranking of the Company’s TSR in the 25th percentile of the peer group’s TSR will result in a payout of 25% of the targeted Performance Award, the ranking of the Company’s TSR at the median level of performance of the Company’s TSR as compared to the peer group’s TSR will result in a payout of 50% of the targeted Performance Award and the ranking of the Company’s TSR in the 75th percentile of the peer group’s TSR will result in a payout of 75% of the targeted Performance Award.

(5)	As a result of being acquired during the FY10 LTIP Performance Period, three (3) companies in the original peer group, ADC Telecommunications, Inc., CommScope Inc. and Nu Horizons Electronics Corp., were eliminated for this comparison.

Following Board review and approval, our Compensation Committee approved the following awards under the FY11 LTIP to the Company’s then named executive officers: our Chief Executive Officer received a restricted stock unit award of 16,000 shares of Common Stock, a stock option grant for 80,000 shares of Common Stock and a Performance Award of 27,000 shares of Common Stock; our Chief Financial Officer received a restricted stock unit award of 8,000 shares of Common Stock, a stock option grant for 40,000 shares of Common Stock and a Performance Award of 13,500 shares of Common Stock; and our Senior Vice President received a restricted stock unit award of 2,500 shares of Common Stock, a stock option grant for 12,000 shares of Common Stock and a Performance Award of 4,000 shares of Common Stock. Key, non-executive employees also participated in the FY11 LTIP generally on the same relative basis as the named executive officers. Our Compensation Committee also discussed the timing of the grant of the stock option and determined that the grant date (and, therefore, the determination of the exercise price) should be after the Company’s earnings release regarding its Fiscal 2010 financial results. Accordingly, such stock option awards were granted on May 17, 2010. The stock options were granted with an exercise price of $32.21 per share, the fair market value of the Common Stock on the grant date.

The FY11 EBITDA Goal for the Performance Awards is likely to be achieved at 75% of target, is challenging but achievable at 100% of target (but will require successful implementation of our mergers & acquisitions program) and is remotely achievable at 120% of target.

Description of Compensation Practices and Policies for Fiscal 2012

In connection with our Fiscal 2012 compensation decisions, our Compensation Committee engaged our outside compensation consultants to undertake a comprehensive market assessment to provide our Compensation Committee with context and market insights for making compensation decisions. This review included a discussion of current market trends in executive compensation.

Similar to the decision-making process for Fiscal 2011, in making Fiscal 2012 compensation decisions relating to our named executive officers, our Compensation Committee considered our executive compensation philosophy of paying below-market base salaries and modestly above-market incentive compensation. In connection with its comprehensive review, our compensation consultants reviewed our prior compensation decisions and advised our Compensation Committee that our executive compensation decisions were aligned with this compensation philosophy.

For the Fiscal 2012 compensation decisions, our Compensation Committee reviewed peer group data developed by our compensation consultants at the request of our Compensation Committee. The peer group utilized for Fiscal 2012 compensation decisions was the Fiscal 2011 Peer Group except that three (3) companies (ADC Telecommunications, Inc., CommScope Inc. and Nu Horizons Electronics Corp.) were removed as a result of being acquired and a fourth company was removed as a result of a significant disconnect from the Company based on market capitalization. In their place, ADTRAN, Inc., Finisar Corporation, Qlogic Corporation and Tellabs, Inc. were added for Fiscal 2012 after a review and analysis of the peer group selection criteria discussed earlier by our compensation consultants and discussions among our Compensation Committee, the compensation consultants and our management (the “Fiscal 2012 Peer Group”). Our compensation consultants also presented and our Compensation Committee reviewed broad survey data from consulting firms Towers Watson and Mercer Inc. (and utilizing companies with revenues less than $3 billion from the Towers Watson High-Technology Compensation Database as supplemented with data from the Fiscal 2012 Peer Group defined below for the Chief Executive Officer, the Chief Financial Officer and Vice President positions for market target annual and long-term incentives). Our compensation consultants presented this data to the Compensation Committee in relation to the positions held by our named executive officers to develop overall compensatory arrangements for these executives. Our Compensation Committee also reviewed our management’s recommendations related to appropriate financial performance metrics and goals for the Company to align compensatory programs with our overall business strategy. Our Compensation Committee considered summary information of the total compensation paid to our named executive officers during the prior three (3) fiscal years and summary data of each named executive officer’s stock awards and stock options position. Our Compensation Committee discussed with our Chief Executive Officer proposals relating to the compensation of our named executive officers (other than the Chief Executive Officer). After discussions with our Chief Executive Officer and the outside compensation consultants, our Compensation Committee recommended to our Board for approval the Fiscal 2012 total direct compensation of the named executive officers, other than for our Chief Executive Officer, described below and, in the case of our Chief Executive Officer, after review of peer group and survey data with the compensation consultants in the absence of our Chief Executive Officer, our Compensation Committee recommended to our Board for approval the Fiscal 2012 total direct compensation of our Chief Executive Officer described below. Our Compensation Committee believes that the incentive compensation of the named executive officers (annual cash bonus and long-term incentive compensation) described below, combined with Fiscal 2012 base salaries, provides for compensation opportunity for each executive above median as compared to similarly-situated executives as reflected in the data provided by the consultants, consistent with our executive compensation philosophy.

Base Salaries.  A review was conducted of our named executive officers’ base salaries in light of their performance and the survey and peer group data presented by our compensation consultants and our compensation philosophy to pay below-market base salaries. Following such review, it was determined that the current base salaries of our named executive officers continued to align with our compensation philosophy of paying base salaries below the market median and, therefore, were considered appropriate for Fiscal 2012. Accordingly, no change was made in the base salaries of our named executive officers for Fiscal 2012. These base salaries are positioned from 8 to 18% below the market median based on the survey data presented by our compensation consultants.

Annual Cash Bonus Program.  At the recommendation of our Compensation Committee, in May 2011, our Board approved an annual cash incentive bonus plan for Fiscal 2012 (the “FY12 Annual Incentive Plan”) similar to the FY11 Annual Incentive Plan. The main objective of the FY12 Annual Incentive Plan is to motivate our named executive officers to achieve the Company’s overall operating plan. The performance goals for the FY12 Annual Incentive Plan (operating earnings per share, adjusted operating margin percent, adjusted EBITDA and DSOs) are the same as for the FY11 Annual Incentive Plan. The FY12 Annual Incentive Plan performance goals approved by the Compensation Committee represent growth over the performance goals for the FY11 Annual Incentive Plan and over the Fiscal 2011 actual results. The Compensation Committee retained negative discretion to decrease any payout that would otherwise be made under the FY12 Annual Incentive Plan.

The performance goals for the FY12 Annual Incentive Plan will be equally weighted. Under the FY12 Annual Incentive Plan, the achievement of the performance goals at 80% of target (90% of target for the DSOs performance goal) will result in a payout of 50% of targeted annual bonus, the achievement of the performance goals at 100% of target will result in a payout of 100% of targeted annual bonus and the achievement of the performance goals at 120% of target (110% of target for the DSOs performance goal) will result in a payout of 150% of targeted annual bonus. These performance goals are likely to be achieved at 80% of target (90% of target for the DSOs performance goal), are challenging but achievable at 100% of target (but will require successful implementation of our mergers & acquisitions program) and are remotely achievable at 120% of target (110% of target for the DSOs performance goal).

Our Board made targeted annual bonus awards under the FY12 Annual Incentive Plan to the Company’s named executive officers as follows: our Chief Executive Officer – 100% of base salary, or $600,000; our Chief Financial Officer – 100% of base salary, or $350,000; our Vice President – 100% of base salary, or $330,000; and our Senior Vice President – approximately 50% of base salary, or $133,000.

Total Cash Compensation.  Total cash compensation is comprised of base salary and annual cash bonus opportunity. Based on the survey data discussed above, the target total cash compensation for the Chief Executive Officer is positioned 9% below the market median, the target total cash compensation for the Chief Financial Officer is positioned 8% above the market median (although, as noted above, our Chief Financial Officer also performs some functions that are comparable to a chief operating officer), the target total cash compensation for the Vice President is positioned 15% above the market median and the target total cash compensation for the Senior Vice President is positioned 9% below the market median. Key, non-executive employees are also participating in the FY12 Annual Incentive Plan generally on the same terms as the named executive officers.

Fiscal 2012 Long-Term Incentive Program.  In connection with its Fiscal 2012 compensation decisions, the Compensation Committee considered the elements used under the FY11 LTIP described above and concluded that such elements provided appropriate long-term incentives. After consideration and input from our management and our compensation consultants, our Compensation Committee recommended, and our Board approved, the Long-Term Incentive Program for Fiscal 2012 (the “FY12 LTIP”) in a form substantially similar to the FY11 LTIP, except for an increase in the performance standards under our performance share program. Accordingly, the FY12 LTIP is comprised of a restricted stock unit grant payable in shares of Common Stock representing 20% of the award, a stock option grant representing 30% of the award and a Performance Award representing, at the target level payout at the time of grant, 50% of the award and payable in shares of Common Stock. In a change from prior years, based on the recommendation of its compensation consultants as to the majority practice, the Compensation Committee recommended, and the Board approved, the FY12 LTIP awards based on a dollar value, and also approved the methodology for determining the number of shares under each award based on such dollar value. Since the number of shares payable under these awards was determined as of the date of grant, the named executive officers are at risk for market changes in the value of Common Stock during the performance period which will affect the value of the Performance Award.

The restricted stock units and stock options granted pursuant to the FY12 LTIP will vest in equal increments over three years. The payout on 50% of the dollar value of the Performance Awards will be based on the Company’s performance relative to a cumulative adjusted EBITDA (as defined above) goal (the “FY12 EBITDA Goal”) and the payout on the remaining 50% of the dollar value of the Performance Awards will be based on the Company’s TSR relative to the Fiscal 2012 Peer Group’s TSR, in each case for the three fiscal years ending March 31, 2014. With respect to the Performance Awards based on the FY12 EBITDA Goal, the achievement of 75% of the FY12 EBITDA Goal will result in a payout of 50% of such Performance Awards, the achievement of 100% of the FY12 EBITDA Goal will result in a payout of 100% of such Performance Awards and the achievement of 120% of the FY12 EBITDA Goal will result in a payout of 150% of such Performance Awards. With respect to the Performance Awards based on relative TSR, and in a change from prior years, the ranking of the Company’s TSR in the 35th percentile (increased from the 25th percentile) of the peer group’s TSR will result in a payout of 50% of such Performance Awards, the ranking of the Company’s TSR in the 55th percentile (increased from the median or 50th percentile) of the peer group’s TSR will result in a payout of 100% of such Performance Awards, the ranking of the Company’s TSR in the 75th percentile of the peer group’s TSR will result in a payout of 150% of the targeted Performance Award and the ranking of the Company’s TSR in the 100th percentile of the peer group’s TSR will result in a payout of 200% of the targeted Performance Award. Also new for Fiscal 2012, if the Company’s TSR over the performance period is negative, the award is capped at 100% regardless of the Company’s performance relative to the peer group.

Following Board review and approval, our Compensation Committee approved the following targeted amounts and awards (rounded to the nearest ten shares) under the FY12 LTIP to the Company’s named executive officers: our Chief Executive Officer – $2,324,000 comprised of a restricted stock unit award for 14,350 shares of the Common Stock, a stock option grant for 56,150 shares of the Common Stock and Performance Awards for 34,030 shares of the Common Stock; our Chief Financial Officer – $1,162,000 comprised of a restricted stock unit award for 7,180 shares of the Common Stock, a stock option grant for 28,080 shares of the Common Stock and Performance Awards for 17,010 shares of the Common Stock; our Vice President – $800,000 comprised of a restricted stock unit award for 4,940 shares of the Common Stock, a stock option grant for 19,330 shares of the Common Stock and Performance Awards for 11,710 shares of the Common Stock; and our Senior Vice President – $350,000 comprised of a restricted stock unit award for 2,160 shares of the Common Stock, a stock option grant for 8,460 shares of the Common Stock and Performance Awards for 5,120 shares of the Common Stock. Key, non-executive officer employees are also participating in the FY12 LTIP generally on the same relative basis as the executive officers. All such awards were granted on May 17, 2011.

The FY12 EBITDA Goal for the Performance Awards is likely to be achieved at 75% of target, is challenging but achievable at 100% of target (but will require successful implementation of our mergers & acquisitions program) and is remotely achievable at 120% of target.

Based on the survey data discussed above, the FY12 LTIP opportunity for the Chief Executive Officer is positioned 11% above the market median, the FY12 LTIP opportunity for the Chief Financial Officer is positioned 58% above the market median, the FY12 LTIP opportunity for the Vice President is positioned 46% below the market median and the FY12 LTIP opportunity for the Senior Vice President is positioned 189% above the market median.

Executive Stock Ownership Guidelines

To further achieve the objective of building our named executive officers’ ownership in shares of Common Stock, thereby more closely aligning the interests of our named executive officers with those of our stockholders, the Company has executive stock ownership guidelines that utilize a retention approach. Under these guidelines, our named executive officers are required to hold, until retirement, but subject to diversification at age 60, 50% of the net, after-tax shares of Common Stock issued to them pursuant to performance share awards and restricted stock awards/units. All of our named executive officers are in compliance with these ownership guidelines.

Retirement Benefits

We generally do not have a Company-funded post-retirement medical benefits program or a defined benefit pension program for our key employees. Mr. Blakemore participates in the Retirement and Security Program of the National Telecommunications Cooperative Association (the “NTCA Plan”), a multiple employer pension plan in which the subsidiary of the Company that employs Mr. Blakemore participates as a contributing employer. Mr. Blakemore participated in such plan at the time of the Company’s acquisition of this subsidiary in 1999. Mr. Wertheimber is a citizen of Japan and, under Japanese law, must enroll in Japan’s national pension system to which we make contributions. Messrs. Davis and McAndrew participate in a defined contribution plan similar to most Company employees.

Perquisites

The Company does not provide any perquisites to executives who reside in the United States. The Company does provide an automobile benefit to the Senior Vice President who is a local national in Japan, which is a customary practice in that country.

Change-in-Control and Employment Termination Arrangements

We entered into agreements with Mr. Wertheimber in November 2004, with Messrs. McAndrew and Blakemore in May 2007 and with Mr. Davis in January 2011 in connection with his election as an executive officer of the Company (at which time Mr. Davis voluntarily terminated a severance agreement that generally provided for a severance payment equal to his annual salary). In October 2007, our Board approved a revised compensatory arrangement for Mr. Blakemore in connection with his selection to the positions of President and Chief Executive Officer. After discussion, our Compensation Committee and Board determined to amend Mr. Blakemore’s agreement to provide that severance would be due to Mr. Blakemore upon termination of employment by us (other than due to death, disability, retirement or for cause) or by Mr. Blakemore for good reason, in each case prior to a change-in-control of the Company. Our Compensation Committee and Board approved this amendment to our Chief Executive Officer’s agreement as an inducement for him to accept the positions of President and Chief Executive Officer with us. Mr. McAndrew’s agreement was amended and restated in December 2008 to comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) (or certain exceptions thereto).

The agreements with Messrs. Blakemore, Davis, McAndrew and Wertheimber generally provide for certain benefits to these named executive officers in the event that their respective employment is terminated within two (2) years of a change-in-control either by (i) us for a reason other than cause, death, disability or retirement or (ii) the named executive officer’s resignation for good reason.

Our Compensation Committee and our Board approved these agreements and change-in-control and employment termination provisions in our compensation arrangements to reduce the distraction regarding the impact of such a transaction on the personal situation of a named executive officer and to provide incentives to them to remain with us through the consummation of a change-in-control transaction, if any. The level of severance provided, should the executive be terminated prior to or within two years following a change-in-control, aligns with the level commonly provided in the market.

For a more detailed description of the change-in-control arrangements with our named executive officers, see the “Potential Payments Upon Termination or Change-in-Control” section of this proxy statement below.

Other Matters

Section 409A generally provides that amounts deferred under nonqualified deferred compensation arrangements will be subject to accelerated income recognition, interest and substantial penalties unless the arrangement satisfies certain design and operational requirements. We have modified our compensatory arrangements as necessary so that compensation payable under the arrangements is not subject to taxation under Section 409A. These amendments were not intended to increase the benefits payable under our plans and arrangements.

Section 162(m) provides that a publicly-traded corporation may not deduct from its federal income taxes compensation in excess of $1 million for amounts paid to each of its chief executive officer or to any of the three highest compensated officers other than the chief executive officer unless such excess compensation is “performance-based.” Among other requirements, for compensation to be “performance-based” for purposes of Section 162(m), the performance goals must be pre-established and objective. The awards made pursuant to the FY11 Annual Incentive Plan, the FY11 LTIP, the FY12 Annual Incentive Plan and the FY12 LTIP were issued pursuant to the Incentive Plan and, other than the restricted stock units, are intended to be “performance-based” for purposes of Section 162(m). Our Compensation Committee or Board also may provide incentive compensation that is not “performance-based” for purposes of Section 162(m) and therefore not deductible for federal income tax purposes to the extent that non-deductible compensation is in excess of the $1 million limitation.

Risk Assessment

In Fiscal 2011, the Compensation Committee reviewed our compensation policies and practices in order to assess whether such compensation policies and practices are reasonably likely to have a material adverse effect on the Company. In order to assist in such review, the Compensation Committee engaged our compensation consultants. Our compensation consultants reviewed our pay philosophy, program design, program governance and administration and mitigating factors that offset risk. Our compensation consultants concluded that:

•	our compensation philosophy, while emphasizing above-market variable compensation components, does not promote an inappropriate level of risk;
•	our incentive design is appropriate and serves to reward appropriate risk taking;
•	governance and plan administration is appropriate;
•	mitigating factors, including a stock retention policy and Compensation Committee discretion, are present;
•	certain pay practices that may promote risk are not present;
•	none of the elements reviewed indicate a critical issue or appear to promote material risk; and
•	appropriate levels of approval, review and governance exist to mitigate the risk of inappropriate actions.

Based on such review, in Fiscal 2011 our Compensation Committee recommended to the Board, and our Board concluded, that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In Fiscal 2012, our Compensation Committee confirmed with our compensation consultants that, at the present time, there is no basis for a contrary conclusion.

Report of the Compensation Committee

Our Compensation Committee reviewed and discussed with our management the Compensation Discussion and Analysis set forth in this proxy statement. Based on the foregoing review and discussions, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

The information contained in this report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

Compensation Committee:

Thomas W. Golonski, Chairman
William F. Andrews
Edward A. Nicholson, Ph.D.

SUMMARY COMPENSATION TABLE – FISCAL 2011, FISCAL 2010 and FISCAL 2009

The following table sets forth cash compensation paid by us and our subsidiaries, as well as other compensation paid or accrued during Fiscal 2011, Fiscal 2010 and Fiscal 2009 to (i) R. Terry Blakemore, our President and Chief Executive Officer, (ii) our principal financial officer, Michael McAndrew, (iii) Francis W. Wertheimber, an executive officer at the end of Fiscal 2011 who received total compensation (determined in accordance with SEC rules) in Fiscal 2011 that exceeded $100,000 and (iv) Kenneth P. Davis, also an executive officer at the end of Fiscal 2011 who received total compensation (determined in accordance with SEC rules) in Fiscal 2011 that exceeded $100,000 (each, a “Named Executive Officer”). Such compensation was paid for services rendered in all capacities to us and our subsidiaries:

Name and Principal Position	Year	Salary		Bonus	Stock	Option	Non-Equity	Change in	All Other		Total
		($)		($)	Awards(1)	Awards(2)	Incentive	Pension	Compensation		($)
					($)	($)	Plan	Value and	($)
							Compensation	Nonqualified
							($)	Deferred
								Compensation
								Earnings
								($)

R. Terry Blakemore,	2011	598,077		—	1,389,000	934,848	636,000	239,320 (3)	25,434	(4)	3,822,679
President and	2010	552,115		600,000	1,994,560	882,028	429,000	149,986 (3)	20,656	(4)	4,628,345
Chief Executive Officer	2009	526,731		—	—	1,320,169	330,000	99,617 (3)	18,823	(4)	2,295,340

Kenneth P. Davis,	2011	298,269		75,000	209,760	140,227	166,000	—	5,636	(6)	894,892
Vice President – Voice Services North, Europe and Latin America(5)

Michael McAndrew,	2011	358,750		—	694,500	467,424	371,000	—	5,373	(6)	1,897,047
Executive Vice President,	2010	315,000		150,000	498,460	223,798	197,000	—	4,980	(6)	1,389,418
Chief Financial Officer,	2009	294,134		—	—	594,936	151,000	—	5,358	(6)	1,045,428
Treasurer and Secretary

Francis W. Wertheimber,	2011	374,774	(7)	—	209,760	140,227	140,000	—	41,942	(7)(8)	906,703
Senior Vice President	2010	333,465	(7)	75,000	249,320	105,317	104,000	—	33,559	(7)(8)	900,661
	2009	315,373	(7)	—	—	509,383	80,000	—	35,875	(7)(8)	940,631

(1)	Reflects the aggregate grant date fair value with respect to awards of restricted stock units and performance shares for each named executive officer computed in accordance with FASB ASC Topic 718. The assumptions underlying the valuation of these awards is set forth in Note 13 of the Notes to the Consolidated Financial Statements set forth in the Company’s Annual Report on Form 10-K for Fiscal 2011 (“2011 Form 10-K”). The amount presented reflects the payout of the performance share awards at target. If these awards were to be paid out at the maximum amount, the value of these awards, for Fiscal 2011, for Messrs. Blakemore, Davis, McAndrew and Wertheimber would be $1,837,740, $276,240, $918,870 and $276,240, respectively.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FASB ASC Topic 718. For Fiscal 2011, the weighted-average assumptions underlying the valuation of the stock options under the Black-Scholes option pricing model are as follows: expected life of 4.93 years; volatility of 41.38%; a risk-free interest rate of 2.30%; and a dividend yield of 0.819%. For Fiscal 2010, the weighted-average assumptions underlying the valuation of the stock options under the Black-Scholes option pricing model are as follows: expected life of 4.96 years; volatility of 45.50%; a risk-free interest rate of 2.70%; and a dividend yield of 0.881%. There were two grants of stock options made in Fiscal 2009. For the grants made on May 28, 2008, the weighted-average assumptions underlying the valuation of the stock options under the Black-Scholes option pricing model are as follows: expected life of 4.72 years; volatility of 30.15%; a risk-free interest rate of 3.34%; and a dividend yield of 0.664%. For the grants made on May 27, 2008, the weighted-average assumptions underlying the valuation of the stock options under the Black-Scholes option pricing model are as follows: expected life of 4.69 years; volatility of 30.22%; a risk-free interest rate of 3.34%; and a dividend yield of 0.664%.

(3)	Mr. Blakemore participates in the NTCA Plan. One of our subsidiaries is a member of the National Telecommunications Cooperative Association, which sponsors the NTCA Plan, a multiple employer pension plan in which such subsidiary participates as a contributing employer. The amount in this column for Fiscal 2011 represents the aggregate change in actuarial present value of his accumulated benefits under the NTCA Plan from December 31, 2009 to December 31, 2010 (the last day of the NTCA Plan’s most-recently completed fiscal year), the amount in this column for Fiscal 2010 represents the aggregate change in actuarial present value of his accumulated benefits under the NTCA Plan from December 31, 2008 to December 31, 2009 and the amount in this column for Fiscal 2009 represents the aggregate change in actuarial present value of his accumulated benefits under the NTCA Plan from December 31, 2007 to December 31, 2008. For more information regarding the NTCA Plan and the assumptions used to calculate this amount, see the “Pension Benefits Table” and “Understanding Our Pension Benefits Table” in this proxy statement. The amount reported for Fiscal 2009 reflects a correction from the amount previously reported.

(4)	Represents the Company’s contributions to the NTCA Plan ($24,204 in Fiscal 2011) and payments for life insurance premiums.

(5)	Mr. Davis was elected an executive officer during Fiscal 2011 and, in accordance with the SEC’s rules, only his compensation for Fiscal 2011 is presented in this proxy statement.

(6)	Represents amounts paid by us for the individual under a 401(k) plan and payments for life insurance premiums.

(7)	Represents amounts paid in Japanese yen and converted to U.S. dollars using an exchange rate as of March 31, 2011 of 0.012021 U.S. dollars for each Japanese yen for Fiscal 2011, an exchange rate as of March 31, 2010 of 0.010696 U.S. dollars for each Japanese yen for Fiscal 2010 and an exchange rate as of March 31, 2009 of 0.010106 U.S. dollars for each Japanese yen for Fiscal 2009. The difference between the amount of base salary as approved by the Compensation Committee and the Board and the amount paid to Mr. Wertheimber as shown in this table is due to the fact that Mr. Wertheimber’s base salary was approved in U.S. dollars and converted to and paid to him in Japanese yen on the basis of a different fixed exchange rate, but the amounts paid to him in Japanese yen were converted to U.S. dollars for purposes of this table based on the exchange rates noted above.

(8)	Mr. Wertheimber is a resident of Japan and, under Japanese law, must enroll in Japan’s national pension system to which we make contributions. For Fiscal 2011, we contributed to this pension system on his behalf and provided payments for life insurance premiums. We also provided him with a vehicle allowance and paid certain other vehicle-related expenses totaling $34,479 for Fiscal 2011.

GRANTS OF PLAN-BASED AWARDS – FISCAL 2011

The following table sets forth each grant of awards made to our Named Executive Officers in Fiscal 2011 under plans established by us:

Name	Grant Date		Compen-	Estimated Future Payouts Under			Estimated Future Payouts Under			All Other	All Other	Exercise or	Grant Date
			sation	Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock	Option	Base	Fair Value of
			Committee							Awards:	Awards:	Price of	Stock and
			Action							Number of	Number of	Option	Option
			Date							Shares of	Securities	Awards	Awards
										Stock or	Underlying	($/Sh)
										Units	Options
										(#)(1)	(#)

				Threshold	Target	Maximum	Threshold	Target	Maximum
				($)	($)	($)	(#)	(#)	(#)

R. Terry Blakemore	05/17/2010		05/11/2010	—	—	—	—	—	—	—	80,000	32.21	934,848
	05/11/2010	(2)	05/11/2010	300,000	600,000	900,000	—	—	—	—	—	—	—
	05/11/2010	(3)	05/11/2010	—	—	—	6,750	13,500	20,250	—	—	—	414,720
	05/11/2010	(4)	05/11/2010	—	—	—	6,750	13,500	20,250	—	—	—	482,760
	05/11/2010	(5)	05/11/2010	—	—	—	—	—	—	16,000	—	—	491,520

Kenneth P. Davis	05/17/2010		05/11/2010	—	—	—	—	—	—	—	12,000	32.21	140,227
	05/11/2010	(6)	05/11/2010	37,917	75,833	113,750	—	—	—	—	—	—	—
	11/01/2010	(7)	11/01/2010	68,750	137,500	206,250	—	—	—	—	—	—	—
	05/11/2010	(3)	05/11/2010	—	—	—	1,000	2,000	3,000	—	—	—	61,440
	05/11/2010	(4)	05/11/2010	—	—	—	1,000	2,000	3,000	—	—	—	71,520
	05/11/2010	(5)	05/11/2010	—	—	—	—	—	—	2,500	—	—	76,800

Michael McAndrew	05/17/2010		05/11/2010	—	—	—	—	—	—	—	40,000	32.21	467,424
	05/11/2010	(2)	05/11/2010	175,000	350,000	525,000	—	—	—	—	—	—	—
	05/11/2010	(3)	05/11/2010	—	—	—	3,375	6,750	10,125	—	—	—	207,360
	05/11/2010	(4)	05/11/2010	—	—	—	3,375	6,750	10,125	—	—	—	241,380
	05/11/2010	(5)	05/11/2010	—	—	—	—	—	—	8,000	—	—	245,760

Francis W.	05/17/2010		05/11/2010	—	—	—	—	—	—	—	12,000	32.21	140,227
Wertheimber	05/11/2010	(2)	05/11/2010	66,250	132,500	198,750	—	—	—	—	—	—	—
	05/11/2010	(3)	05/11/2010	—	—	—	1,000	2,000	3,000	—	—	—	61,440
	05/11/2010	(4)	05/11/2010	—	—	—	1,000	2,000	3,000	—	—	—	71,520
	05/11/2010	(5)	05/11/2010	—	—	—	—	—	—	2,500	—	—	76,800

(1)	As of March 31, 2011, there were 1,223,560 shares of Common Stock available for issuance under the Incentive Plan (subject to appropriate adjustments in the event of stock splits, stock dividends and similar dilutive events). No dividends or dividend equivalents are paid on any of the awards shown in this table. See the “Compensation Discussion and Analysis” section of this proxy statement for a more detailed discussion of the terms of the compensation awards granted to our named executive officers.

(2)	The amounts listed in this row represent the estimated future payouts under the FY11 Annual Incentive Plan which was recommended by our Compensation Committee and approved by our Board on May 11, 2010. For the actual amount paid pursuant to this award, see the 2011 row of the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table – Fiscal 2011, Fiscal 2010 and Fiscal 2009.”

(3)	The amounts listed in this row represent the threshold, target and maximum payments that may be made to Messrs. Blakemore, Davis, McAndrew and Wertheimber pursuant to the Performance Awards under the FY11 LTIP for the three fiscal years ending March 31, 2013 based on achievement of the FY11 EBITDA Goal. Those awards were recommended by our Compensation Committee and approved by our Board on May 11, 2010 (other than for Mr. Davis whose award was approved by our Compensation Committee since he was not an executive officer at the time of that award). For a description of the FY11 LTIP, see the “Compensation Discussion and Analysis” section of this proxy statement.

(4)	The amounts listed in this row represent the threshold, target and maximum payments that may be made to Messrs. Blakemore, Davis, McAndrew and Wertheimber pursuant to the Performance Awards under the FY11 LTIP for the three fiscal years ending March 31, 2013 based on achievement of TSR. This award was recommended by our Compensation Committee and approved by our Board on May 11, 2010 (other than for

Mr. Davis whose award was approved by our Compensation Committee since he was not an executive officer at the time of that award). For a description of the FY11 LTIP, see the “Compensation Discussion and Analysis” section of this proxy statement.

(5)	The amounts reported in this row represent the number of time-based restricted stock units granted in Fiscal 2011. These awards vest ratably in three annual installments beginning one year after the grant date.

(6)	The amounts listed in this row represent Mr. Davis’ annual incentive plan award from April 1, 2010 to October 31, 2010, prior to his election as an executive officer of the Company.

(7)	On November 1, 2010, Mr. Davis was elected an executive officer of the Company and his annual incentive plan award was modified. The amounts listed in this row represent Mr. Davis’ annual incentive plan award from November 1, 2010 to March 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – FISCAL 2011

The following table sets forth all unexercised stock options and stock awards which have been awarded by us to our Named Executive Officers and are outstanding as of March 31, 2011:

	Option Awards					Stock Awards
Name	Number of	Number of		Option	Option	Number of	Market	Equity	Equity
	Securities	Securities		Exercise Price	Expiration	Shares or	Value of	Incentive	Incentive
	Underlying	Underlying		($)	Date	Units of	Shares or	Plan	Plan
	Unexercised	Unexercised				Stock That	Units of	Awards:	Awards:
	Options	Options				Have Not	Stock that	Number of	Market or
	(#)	(#)				Vested	Have Not	Unearned	Payout
	Exercisable	Unexercisable				(#)(11)	Vested	Shares,	Value of
							($)(12)	Units or	Unearned
								Other Rights	Shares,
								That Have	Units or
								Not Vested	Other Rights
								(#)(13)	That Have
									Not Vested
									($)(12)

R. Terry Blakemore	—	—		—	—	—	—	67,000	2,355,050
	—	—		—	—	26,667	937,345	—	—
	6,667	—		34.290	08/11/2014	—	—	—	—
	60,000	—		39.770	10/31/2015	—	—	—	—
	—	25,000	(1)	28.710	05/27/2018	—	—	—	—
	53,333	26,667	(2)	28.930	05/28/2018	—	—	—	—
	22,333	44,667	(3)	33.110	05/26/2019	—	—	—	—
	—	80,000	(4)	32.210	05/17/2020	—	—	—	—

Kenneth P. Davis	—	—		—	—	—	—	10,000	351,500
	—	—		—	—	4,100	144,115	—	—
	12,000	—		41.450	09/21/2011	—	—	—	—
	28	—		29.815	04/01/2013	—	—	—	—
	10,000	—		40.260	09/29/2013	—	—	—	—
	10,000	—		36.035	08/11/2014	—	—	—	—
	15,000	—		39.770	10/30/2015	—	—	—	—
	—	10,000	(1)	28.710	05/27/2018	—	—	—	—
	—	3,334	(2)	28.930	05/28/2018	—	—	—	—
	3,333	6,667	(5)	33.110	05/26/2019	—	—	—	—
	—	12,000	(6)	32.210	05/17/2020	—	—	—	—

Michael McAndrew	—	—		—	—	—	—	23,500	826,025
	—	—		—	—	10,667	374,945	—	—
	15,000	—		41.450	09/21/2011	—	—	—	—
	20,000	—		42.930	10/01/2013	—	—	—	—
	50,000	—		39.770	10/31/2015	—	—	—	—
	10,000	—		38.965	06/15/2016	—	—	—	—
	10,833	16,667	(1)	28.710	05/27/2018	—	—	—	—
	13,333	6,667	(2)	28.930	05/28/2018	—	—	—	—
	5,666	11,334	(7)	33.110	05/26/2019	—	—	—	—
	—	40,000	(8)	32.210	05/17/2020	—	—	—	—

Francis W.	—	—		—	—	—	—	9,000	316,350
Wertheimber	—	—		—	—	3,834	134,765	—	—
	25,000	—		41.450	09/21/2011	—	—	—	—
	25,000	—		44.370	11/13/2012	—	—	—	—
	5,000	—		44.910	12/19/2012	—	—	—	—
	35,000	—		40.550	10/01/2013	—	—	—	—
	50,000	—		34.290	08/11/2014	—	—	—	—
	50,000	—		39.770	10/31/2015	—	—	—	—
	33,333	16,667	(1)	28.710	05/27/2018	—	—	—	—
	6,666	3,334	(2)	28.930	05/28/2018	—	—	—	—
	2,666	5,334	(9)	33.110	05/26/2019	—	—	—	—
	—	12,000	(10)	32.210	05/17/2020	—	—	—	—

(1)	These options vested on May 27, 2011.

(2)	These options vested on May 28, 2011.

(3)	These options vested/vest in two (2) annual installments of 22,333 and 22,334 on May 26, 2011 and May 26, 2012, respectively.

(4)	These options vested/vest in three (3) annual installments of 26,666, 26,667 and 26,667 on May 17, 2011, May 17, 2012 and May 17, 2013, respectively.

(5)	These options vested/vest in two (2) annual installments of 3,333 and 3,334 on May 26, 2011 and May 26, 2012, respectively.

(6)	These options vested/vest in three (3) annual installments of 4,000, 4,000 and 4,000 on May 17, 2011, May 17, 2012 and May 17, 2013, respectively.

(7)	These options vested/vest in two (2) annual installments of 5,667 and 5,667 on May 26, 2011 and May 26, 2012, respectively.

(8)	These options vested/vest in three (3) annual installments of 13,333, 13,333 and 13,334 on May 17, 2011, May 17, 2012 and May 17, 2013, respectively.

(9)	These options vested/vest in two (2) annual installments of 2,667 and 2,667 on May 26, 2011 and May 26, 2012, respectively.

(10)	These options vested/vest in three (3) annual installments of 4,000, 4,000 and 4,000 on May 17, 2011, May 17, 2012 and May 17, 2013, respectively.

(11)	This column includes unvested restricted stock unit awards as of March 31, 2011. Messrs. Blakemore, Davis, McAndrew and Wertheimber were granted 16,000, 2,400, 4,000 and 2,000 restricted stock units, respectively, on May 26, 2009. Each such award vests in three installments, 1/3 of which vested on each of May 26, 2010 and May 26, 2011 and with 1/3 vesting on May 26, 2012. In addition, Messrs. Blakemore, Davis, McAndrew and Wertheimber were granted 16,000, 2,500, 8,000 and 2,500 restricted stock units, respectively, on May 11, 2010. Each such award vests in three installments, 1/3 of which vested on May 11, 2011 and with 1/3 vesting on May 11, 2012 and 1/3 vesting on May 11, 2013.

(12)	These values are based on a market price of $35.15 per share, the closing market price per share of the Common Stock on March 31, 2011.

(13)	This column shows the number of unvested performance shares (for which the performance conditions had not been satisfied) as of March 31, 2011 based on achieving performance goals at the target levels. In the first quarter of Fiscal 2012, performance share awards with respect to the following number of shares shown in this column were either earned or forfeited: Mr. Blakemore – 40,000 shares; Mr. Davis: 6,000 shares; Mr. McAndrew: 10,000 shares; and Mr. Wertheimber: 5,000 shares. The remaining performance share awards are scheduled to vest in the first quarter of Fiscal 2014, assuming the achievement of the pre-approved performance objectives.

OPTION EXERCISES AND STOCK VESTED – FISCAL 2011

This table shows the value (before applicable federal, state and/or local income taxes) realized by our Named Executive Officers from stock options that were exercised and from stock awards that vested during Fiscal 2011.

	Option Awards		Stock Awards

Name	Number of	Value Realized on	Number of	Value Realized
	Shares	Exercise	Shares	on Vesting
	Acquired	($)	Acquired on	($)(1)
	on Exercise		Vesting
	(#)		(#)

R. Terry Blakemore	50,000	568,844	5,333	155,990

Kenneth P. Davis	26,666	170,234	800	23,400

Michael McAndrew	22,500	220,882	1,333	38,990

Francis W. Wertheimber	—	—	666	19,481

(1)	These values are based on a market price of $29.25 per share, the closing market price per share of the Common Stock on May 25, 2010, the day prior to the date of vesting of these stock awards.

PENSION BENEFITS – FISCAL 2011

The following table provides information with respect to each plan that provides for specified retirement payments or benefits, or payments or benefits that will be provided primarily following retirement, to our Named Executive Officers, including tax-qualified defined benefit plans and supplemental employee retirement plans, but excluding defined contribution plans:

Name	Plan Name	Number of	Present	Payments
		Years	Value of	During Last
		Credited	Accumulated	Fiscal Year
		Service	Benefit	($)
		(#)	($)

R. Terry Blakemore	NTCA Plan	30 (1)	1,951,816 (2)	24,204

Kenneth P. Davis	—	—	—	—

Michael McAndrew	—	—	—	—

Francis W. Wertheimber	—	—	—	—

(1)	Mr. Blakemore commenced participation in the NTCA Plan in October 1985 and was granted service credit back to March 1981. This additional service credit granted to him only has the effect of making him retirement eligible, without any benefit reduction, at an earlier date and does not result in any augmentation of benefits paid to him.

(2)	The actuarial present value of Mr. Blakemore’s accumulated benefits under the NTCA Plan was computed as of December 31, 2010 (the last day of the most recently completed fiscal year of the NTCA Plan). The amount was computed using the following assumptions and valuation methods: (i) a retirement age of 55 (the earliest age at which he could retire without any benefit reduction due to age), (ii) an annual increase of 2.0% of compensation, (iii) the 2011 mortality table provided in Internal Revenue Service Notice 2008-85 and (iv) a discount rate of 7.50%.

UNDERSTANDING OUR PENSION BENEFITS TABLE

The Retirement and Security Program of the National Telecommunications Cooperative Association

The NTCA Plan is a multiple employer pension plan which is the main pension plan for over 380 employers who are members of the National Telecommunications Cooperative Association (of which one of our subsidiaries is a member). The NTCA Plan will pay retirement benefits to Mr. Blakemore based on his years of service with us and his compensation. As a qualified plan, the NTCA Plan is subject to various requirements on coverage, funding, vesting and the amount of compensation which may be taken into account in calculating benefits.

Normal Retirement.  The “normal retirement benefit” under the NTCA Plan is the benefit which will be received at the normal retirement date, which is the first day of the month containing Mr. Blakemore’s 65th birthday. The normal retirement benefit is expressed as a life annuity with ten (10) years certain.

The normal retirement benefit is the sum of the basic normal retirement benefit that Mr. Blakemore has accrued on the basis of active participation and certain other types of benefits such as fixed benefits, supplemental benefits and benefit upgrades. The basic normal retirement benefit increases as Mr. Blakemore’s average compensation increases and is based on: (i) “High-5 Compensation” which means the average of his W-2+ Compensation (defined below) for the five (5) years of the last ten (10) years during which his W-2+ Compensation was the highest (“W-2+ Compensation” means W-2 wages, including any bonuses, overtime and commissions, plus pre-tax 401(k) contributions, Section 125 contributions (cafeteria plan contributions) and Section 457 contributions (contributions to a non-qualified deferred compensation plan adopted after 1986 by a tax-exempt employer) and, effective for plan years beginning after December 31, 2000, Section 132(f)(4) income (qualified transportation fringe benefit income), but excluding income attributable to employer-sponsored group term life insurance over $50,000), (ii) total accruals, which is generally the sum of certain contribution percentages (both employer and employee) made on his behalf plus contribution percentages added through program upgrades, rollovers and prior service benefits, (iii) the applicable program actuarial factor and (iv) the applicable uplift multiplier.

Additionally, the maximum annual pension which Mr. Blakemore accrues may never exceed 100% of his average W-2+ Compensation (taxable compensation prior to January 1, 1998) for his “High-3” (“High-3” compensation refers to the average of the highest three (3) consecutive years of Mr. Blakemore’s W-2+ Compensation) years before retirement.

Early Retirement.  The NTCA Plan permits early retirement on or after the first day of the month in which Mr. Blakemore reaches the age of 55. At age 55, Mr. Blakemore (assuming continued employment with us) will be entitled to unreduced retirement benefits at that time pursuant to the “Rule-of-85.” The Rule-of-85 allows certain plan participants to retire early (before the age of 65 but not before age 55) without an actuarial reduction in their accrued benefits for retiring before age 65. Under this formula, the sum of a participant’s age at retirement and number of years of service must equal or exceed 85 in order for the participant to be eligible for “Rule-of-85” benefits.

Late Retirement.  The NTCA Plan permits late retirement (retirement after the age of 65). If a participant retires late, the participant’s retirement benefits automatically will be increased by one-quarter of one percent (.25%) for each month the participant delays retirement beyond age 65. Additionally, if a participant continues working after his 65th birthday, benefits may increase through additional accruals and higher High-5 Compensation.

Forms of Payment.  The NTCA Plan provides for the following forms of payment options: (i) 10-years certain and life thereafter, (ii) 5-years certain and life thereafter, (iii) life only, (iv) if married, a qualified joint and survivor annuity (with 50% of the monthly amount payable during the participant’s lifetime continued after the participant’s death to his surviving spouse for the life of the surviving spouse), (v) if married, a qualified joint and survivor annuity (with 66 2/3% of the monthly amount payable during the participant’s lifetime continued after the participant’s death to his surviving spouse for the life of the surviving spouse), (vi) a qualified joint and survivor annuity (with 75% of the monthly amount payable during the participant’s lifetime continued after the participant’s death to his surviving spouse for the life of the surviving spouse), (vii) if married, a qualified joint and survivor annuity (with 100% of the monthly amount payable during the participant’s lifetime continued after the participant’s death to his surviving spouse for the life of the surviving spouse), (viii) if married, a qualified joint and survivor annuity under (iii) – (vii) (with the annuity that is payable guaranteed for 10 years following retirement and then payable at 50%, 66 2/3%, 75% or 100% to the spouse (if the participant predeceases the surviving spouse)), (ix) an annuity under (i) – (viii) that is supplemented by a certain amount between the time of retirement and either age 62 or normal social security retirement age, and then actuarially reduced once that age is reached, (x) a combination of a partial single sum and any one of the foregoing annuity options, (xi) a guaranteed annuity option or (xii) a single lump sum.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We do not have employment agreements with our Named Executive Officers. We entered into an agreement with Francis W. Wertheimber in November 2004, an agreement with Michael McAndrew and R. Terry Blakemore in May 2007, an amended and restated agreement with Mr. Blakemore in October 2007, an amended and restated agreement with Mr. McAndrew in December 2008 and an agreement with Mr. Davis in January 2011, which agreements provide for certain benefits to the Named Executive Officers in the event of a qualifying termination of their employment as described below. The original term of each of the agreements is five (5) years with an automatic renewal on a one-year basis thereafter absent notice of nonrenewal six (6) months prior to the renewal date; provided, however, that if a Change-in-Control (as defined below) occurs during the initial or any renewal period, the agreement will survive until the second anniversary of the date of the Change-in-Control.

Each of the above-mentioned agreements contains a provision prohibiting the respective Named Executive Officer from competing with us during his employment with us and for five (5) years thereafter. Specifically, without our prior written consent, the Named Executive Officers may not directly or indirectly engage in, assist or have an active interest in (whether as proprietor, partner, investor, stockholder, officer, director or any type of principal whatsoever), or enter the employ of or act as agent for, or advisor or consultant to, any person, firm, partnership, association, corporation or business organization, entity or enterprise which is or is about to become directly or indirectly engaged in any business that is competitive with any of our businesses in which the Named Executive Officer is or was engaged.

Our Named Executive Officers are also bound, during the term of their agreement and at all times thereafter, by restrictive covenants with respect to confidential information, as more fully described in their respective agreements. They are not permitted, unless authorized in writing by us, to disclose or cause to be disclosed such confidential information or to authorize or permit such disclosure of the confidential information to any unauthorized third party, or to use the confidential information (i) for their own benefit or advantage, (ii) for the benefit or advantage of any third party or (iii) in any manner which is intended to injure or cause loss, whether directly or indirectly, to us. At any time upon our request, and immediately upon termination, the Named Executive Officers must surrender all written or otherwise tangible documentation representing such confidential information to us.

A description of the other material terms of these agreements and estimates of the payments and benefits which each Named Executive Officer would receive upon a qualifying termination are set forth below. The estimates have been calculated assuming a termination date of March 31, 2011, and are based upon the closing price of our Common Stock on that date ($35.15). Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, such as the timing during the year of any triggering event and our stock price, the actual amounts to be paid or distributed may be different.

Termination Payments and Benefits Outside of a Change-in-Control

R. Terry Blakemore:

If Mr. Blakemore’s employment with the Company is terminated (i) due to his death or Disability (as defined below), (ii) by Mr. Blakemore other than for Good Reason for Termination (as defined below) or (iii) by us due to Cause for Termination or in accordance with Retirement (each as defined below), then, except as otherwise set forth below, we have no payment obligations to him other than as provided by our various policies, procedures and practices generally applicable to all employees.

If, however, Mr. Blakemore’s employment with the Company is involuntarily terminated during the term of his agreement and prior to a Change-in-Control (i) by us other than due to his death or Disability or in accordance with Retirement or (ii) by Mr. Blakemore for Good Reason for Termination other than at a time when we could have terminated him due to Cause for Termination (as defined below), then Mr. Blakemore is entitled to receive a payment equal to his base salary at the rate in effect on the termination date for the period equal to twelve (12) months from the termination date. Such payment is to be made to Mr. Blakemore in the form of a lump sum, subject to all applicable withholdings, within sixty (60) days following the termination date; provided, however, that in order for Mr. Blakemore to terminate his employment for Good Reason for Termination, (i) he must deliver a notice of termination to us within ninety (90) days of the event constituting Good Reason for Termination, (ii) the event must remain uncorrected for thirty (30) days following the date on which Mr. Blakemore gives us notice of his intent to terminate (the “Notice Period”) and (iii) the termination date must occur within sixty (60) days after the expiration of the Notice Period.

Named Executive Officers other than Mr. Blakemore:

The agreements with Messrs. Davis, McAndrew and Wertheimber do not provide for any benefits outside of a change-in-control context. If their respective employment is terminated due to death or Disability or by them or by us at any time prior to a Change-in-Control, then we have no payment obligations to them other than as provided by our various policies, procedures and practices generally applicable to all employees.

Certain Definitions:

The following definitions are contained in the agreements with Messrs. Blakemore, Davis, McAndrew and Wertheimber:

Cause for Termination: Named Executive Officer’s deliberate and intentional failure to devote his best efforts to the performance of duties, gross misconduct materially and demonstrably injurious to us, conviction of criminal fraud, embezzlement against us or a felony involving moral turpitude, continuing failure after notice to adhere to the nondisclosure and noncompete portions of the agreements (described above) or willful failure to follow instructions of our Board. For purposes of this definition, no act, or failure to act, on the Named Executive Officer’s part shall be considered “deliberate and intentional” or to constitute gross misconduct unless done, or omitted to be done, by the Named Executive Officer not in good faith and without reasonable belief that the Named Executive Officer’s action or omission was in the best interests of the Company.

Change-in-Control: a change-in-control of the Company is deemed to occur if:

i.	it is reportable as such by SEC rules;
ii.	twenty percent (20%) or more of the combined voting power of our then-outstanding capital stock is acquired, coupled with or followed by a change in a majority of the members of our Board; or
iii.	we sell all or substantially all of our assets or merge, consolidate or reorganize with another company and (x) upon conclusion of the transaction less than fifty-one percent (51%) of the outstanding securities entitled to vote in the election of directors of the acquiring company or resulting company are owned by the persons who were our stockholders prior to the transaction, and following the transaction there is a change in a majority of the members of our Board or (y) following the transaction, a person or group would be the owner of twenty percent (20%) or more of the combined voting power of the acquiring company or resulting company, and there is a change in a majority of the members of our Board.

Disability: incapacity due to physical or mental illness or injury which causes a Named Executive Officer to be unable to perform his duties to us during ninety (90) consecutive days or one hundred twenty (120) days during any six (6) month period.

Good Reason for Termination (with respect to Mr. Blakemore): a material negative change in Mr. Blakemore’s service relationship with us and any Affiliate of ours, taken as a whole, without his consent, on account of one or more of the following conditions: (i) a material diminution in his base compensation; (ii) a material diminution in his authority, duties or responsibilities; or (iii) after a Change-in-Control has occurred, a change in the geographic location at which Mr. Blakemore must report to and perform the majority of his services of more than fifty (50) miles. For purposes of Mr. Blakemore’s agreement, “Affiliate” means, with respect to any person or legal entity, any other person or legal entity controlling, controlled by or under common control with such person or legal entity.

Good Reason for Termination (with respect to Messrs. Davis and McAndrew): a material negative change in Mr. Davis’ or Mr. McAndrew’s service relationship with us and any Affiliate of ours, taken as a whole, without his consent, on account of one or more of the following conditions: (i) a material diminution in his base compensation; (ii) a material diminution in his authority, duties or responsibilities; or (iii) a change in the geographic location at which Mr. Davis or Mr. McAndrew must report to and perform the majority of his services of more than fifty (50) miles. For purposes of Mr. Davis’ and Mr. McAndrew’s agreements, “Affiliate” means, with respect to any person or legal entity, any other person or legal entity controlling, controlled by or under common control with such person or legal entity.

Good Reason for Termination (with respect to Mr. Wertheimber): our failure to have any successor assume the agreement or the occurrence of any of the following after a Change-in-Control: (i) the assignment of new duties materially and substantially inconsistent with prior duties, responsibilities and status, or a material change in reporting responsibilities, titles or offices, (ii) reduction in base salary, (iii) failure to continue comparable incentive compensation, (iv) failure to continue comparable stock option and other fringe benefits, (v) relocation beyond fifty (50) miles or (vi) any purported termination of the Named Executive Officer other than for Cause for Termination, Disability or Retirement or made without a specified written notice of termination.

Retirement: termination of the Named Executive Officer’s employment after age sixty-five (65) or in accordance with any mandatory retirement arrangement with respect to an earlier age agreed to by such Named Executive Officer.

Termination Payments and Benefits After a Change-in-Control

The agreements with Messrs. Blakemore, Davis, McAndrew and Wertheimber provide for payments and other benefits if such Named Executive Officer is terminated within two (2) years following a Change-in-Control either by (i) us other than for Cause for Termination, death, Disability or Retirement or (ii) the individual’s resignation for Good Reason for Termination.

In addition to any accrued but unpaid benefits, the agreements entitle each Named Executive Officer to an amount of cash equal to the sum of:

•	two (2) times (three (3) times in the case of Mr. Blakemore) the sum of his then current annual base salary in the year of termination (or, if greater, (x) in the case of termination for Good Reason for Termination, the Named Executive Officer’s salary preceding the date giving rise to his Good Reason for Termination or (y) the Named Executive Officer’s salary for the year in effect on the date of the Change-in-Control)
•	two (2) times (three (3) times in the case of Mr. Blakemore) the greatest of (x) one third (1/3) of the aggregate cash bonuses or awards received by the Named Executive Officer as incentive compensation or bonus during the three (3) calendar years immediately preceding the date of termination, (y) in the case of termination for Good Reason for Termination, one third (1/3) of the aggregate cash bonuses or awards received by the Named Executive Officer as incentive compensation or bonus during the three (3) calendar years preceding the date giving rise to the Named Executive Officer’s Good Reason for Termination or (z) one third (1/3) of the aggregate cash bonuses or awards received by the Named Executive Officer as incentive compensation or bonus during the three (3) calendar years preceding the date of the Change-in-Control
•	an amount equal to the total cash award or bonus that would have been received by the Named Executive Officer under any long-term incentive plan, assuming that, in addition to any goals met prior to the termination date, all goals that were to be measured after such date were achieved and the Named Executive Officer remained employed, less any portion of the cash award or bonus for that award period previously paid to the Named Executive Officer

•	medical insurance and other similar benefits for the period of eighteen (18) months (two (2) years in the case of Mr. Wertheimber) following the termination date, as if such Named Executive Officer remained in our continuous employ during such period
•	unvested options will vest and remain outstanding in accordance with their respective terms

Such payments are to be made to Messrs. Blakemore, Davis, McAndrew and Wertheimber on or before the sixtieth (60th) day following the termination date.

In addition, the restricted stock unit awards granted under the FY11 LTIP vest immediately prior to a change-in-control (as defined in the Incentive Plan). Similarly, the performance share awards granted under the FY11 LTIP provide that, if a change-in-control (as defined in the Incentive Plan) occurs prior to the conclusion of the applicable performance period, then the employee is entitled to one share of Common Stock for each performance share, and if the change-in-control occurs following the conclusion of the applicable performance period but before the settlement of the performance share award, then the employee is entitled to receive the number of shares of Common Stock determined based upon achievement of the applicable performance goals.

Estimated Termination and Change-in-Control Payments

R. Terry Blakemore:

The following table sets forth the potential payments(1), in addition to accrued benefits, that Mr. Blakemore would be entitled to receive assuming that his employment was terminated on March 31, 2011 pursuant to the terms described above:

Type of Termination	Salary	Bonus	LTIP Payment	Medical and	Acceleration of	Acceleration of	Total
	($)	($)	($)	Other Similar	Unvested Stock	Unvested Stock	($)
				Benefit	Options(2)(3)	Awards(4)
				Continuation	($)	($)
				($)

Qualifying termination prior to a Change-in-Control	600,000	—	—	—	—	—	600,000

Qualifying termination following a Change-in-Control	1,800,000	1,402,000	—	26,339(5)	653,189	3,292,395	7,173,923

(1)	The payments shown reflect the maximum amount that would have been paid. Mr. Blakemore’s agreement contains a provision which could have the effect of reducing such payments based on the effect of excise taxes applicable to such payments under the Code.

(2)	Represents the value of the acceleration of unvested options as of March 31, 2011 based on the difference between the exercise price of the unvested options and $35.15, the closing price of the Common Stock on NASDAQ on March 31, 2011.

(3)	In addition, each of the Company’s 1992 Stock Option Plan, as amended (the “Employee Plan”), and the Incentive Plan provides that, regardless of employment termination, in the event of a “change-in-control,” all then-outstanding options will vest immediately and become exercisable. For purposes of the Employee Plan and the Incentive Plan, a “change-in-control” of the Company occurs if (i) any person becomes the beneficial owner, directly or indirectly, of our securities representing (a) fifty percent (50%) or more of the combined voting power of our then-outstanding securities or (b) twenty-five percent (25%) or more but less than fifty percent (50%) of the combined voting power of our then-outstanding securities if such transaction(s) giving rise to such beneficial ownership are not approved by our Board; or (ii) at any time a majority of the members of our Board have been elected or designated by any such person; or (iii) our Board approves a sale of all or substantially all of our assets or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (i) or (ii) above.

(4)	The numbers in this column represent 26,667 shares of Common Stock to be received upon vesting of outstanding restricted stock units and 67,000 shares of Common Stock to be received upon vesting of outstanding performance share awards, assuming a payout at the target performance level, at a value of $35.15 per share, the closing price of the Common Stock on NASDAQ on March 31, 2011.

(5)	Represents the value of continued health, dental and vision benefits for an eighteen (18) month period based on COBRA (Consolidated Omnibus Budget Reconciliation Act) rates as of March 31, 2011.

Estimated Change-in-Control Payments

The following table sets forth the potential payments(1), in addition to accrued benefits, that the Named Executive Officers, other than Mr. Blakemore, would be entitled to receive assuming that the Named Executive Officer’s employment was terminated on March 31, 2011 pursuant to the terms described above in connection with a Change-in-Control:

Name	Salary	Bonus	LTIP Payment	Medical and	Acceleration of	Acceleration of	Total
	($)	($)	($)	Other Similar	Unvested Stock	Unvested Stock	($)
				Benefit	Options(2)(3)	Awards(4)
				Continuation	($)	($)
				($)

Kenneth P. Davis	660,000	243,567	—	19,380 (5)	134,018	495,615	1,552,580

Michael McAndrew	700,000	360,373	—	19,380 (5)	289,526	1,200,970	2,570,249

Francis W. Wertheimber	749,547 (6)	230,510 (6)	—	13,964 (7)	174,234	451,115	1,619,370

(1)	The payments shown reflect the maximum amount that would have been paid. The agreement with each of Messrs. Davis, McAndrew and Wertheimber contains a provision which could have the effect of reducing such payments based on the effect of excise taxes applicable to such payments under the Code.

(2)	Represents the value of the acceleration of unvested options as of March 31, 2011 based on the difference between the exercise price of the unvested options and $35.15, the closing price of the Common Stock on NASDAQ on March 31, 2011.

(3)	In addition, each of the Employee Plan and the Incentive Plan provides that, regardless of employment termination, in the event of a “change-in-control,” all then-outstanding options will vest immediately and become exercisable. For purposes of the Employee Plan and the Incentive Plan, a “change-in-control” of the Company occurs if (i) any person becomes the beneficial owner, directly or indirectly, of our securities representing (a) fifty percent (50%) or more of the combined voting power of our then-outstanding securities or (b) twenty-five percent (25%) or more but less than fifty percent (50%) of the combined voting power of our then-outstanding securities if such transaction(s) giving rise to such beneficial ownership are not approved by our Board; or (ii) at any time a majority of the members of our Board have been elected or designated by any such person; or (iii) our Board approves a sale of all or substantially all of our assets or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (i) or (ii) above.

(4)	The numbers in this column represent (1) for Mr. Davis, 4,100 shares of Common Stock to be received upon vesting of outstanding restricted stock units and 10,000 shares of Common Stock to be received upon vesting of outstanding performance share awards, assuming a payout at the target performance level, at a value of $35.15 per share, the closing price of the Common Stock on NASDAQ on March 31, 2011; (2) for Mr. McAndrew, 10,667 shares of Common Stock to be received upon vesting of outstanding restricted stock units and 23,500 shares of Common Stock to be received upon vesting of outstanding performance share awards, assuming a payout at the target performance level, at a value of $35.15 per share, the closing price of the Common Stock on NASDAQ on March 31, 2011; and (3) for Mr. Wertheimber, 3,834 shares of Common Stock to be received upon vesting of outstanding restricted stock units and 9,000 shares of Common Stock to be received upon vesting of outstanding performance share awards, assuming a payout at the target performance level, at a value of $35.15 per share, the closing price of the Common Stock on NASDAQ on March 31, 2011.

(5)	Represents the value of continued health, dental and vision benefits for an eighteen (18) month period based on COBRA rates as of March 31, 2011.

(6)	For Mr. Wertheimber, this value represents a conversion from Japanese yen to U.S. dollars using an exchange rate on March 31, 2011.

(7)	Represents the value of continued medical and similar benefits for a two (2) year period beginning on March 31, 2011 based on rates determined under the Japanese health care system and is converted from Japanese yen to U.S. dollars using an exchange rate on March 31, 2011.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of our Audit Committee with respect to the audited financial statements for Fiscal 2011 included in the Form 10-K. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Review with Management

Our Audit Committee has reviewed and discussed the Company’s audited financial statements with our management.

Review and Discussions with Independent Registered Public Accounting Firm

Our Audit Committee has discussed with BDO, the Company’s independent registered public accounting firm for Fiscal 2011, the matters required to be discussed by SAS 61, as amended (Codification of Statements on Accounting Standards), which includes, among other items, matters related to the conduct of the audit of the financial statements.

Our Audit Committee has also received written disclosures and the letter from BDO required by applicable requirements of the Public Company Accounting Oversight Board (which relates to the accountant’s independence from the Company and its related entities) and has discussed with BDO its independence from the Company.

Conclusion

Based on the review and discussions referred to above, our Audit Committee recommended to our Board that the Company’s audited financial statements be included in its 2011 Form 10-K.

Audit Committee:

Richard L. Crouch, Chairman
Thomas G. Greig
William H. Hernandez

EQUITY PLAN COMPENSATION INFORMATION

The following table sets forth information about our equity compensation plans as of March 31, 2011:

	(a)	(b)	(c)
Plans	Number of Securities to Be	Weighted-Average	Number of Securities
	Issued Upon Exercise of	Exercise Price of	Remaining Available for
	Outstanding Options,	Outstanding Options,	Future Issuance Under Equity
	Warrants and Rights	Warrants and Rights	Compensation Plans
	(#)	($)	(Excluding Securities
Reflected in Column (a))
(#)

Equity compensation plans approved by security holders	3,327,043 (1)	35.65 (2)	1,223,560

Equity compensation plans not approved by security holders	—	—	—

Total	3,327,043 (1)	35.65 (2)	1,233,560

(1)	Includes both vested and unvested options. Also includes outstanding restricted stock units and performance share awards at the target level of performance. See the “Compensation Discussion and Analysis” section of this proxy statement for a discussion of our restricted stock units and performance share awards.

(2)	Does not take into account the outstanding restricted stock units and performance share awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information publicly available in Schedules 13D and 13G as filed with the SEC, as of March 31, 2011, regarding the beneficial ownership of our Common Stock by all stockholders known by us to be beneficial owners of more than five percent (5%) of our outstanding Common Stock:

	Number of	Percent of
	Shares	Shares(4)

FMR LLC(1)	1,685,039	9.4%
82 Devonshire Street, Boston, MA 02109

Dimensional Fund Advisors LP(2)	1,413,593	7.9%
Palisades West, Building One, 6300 Bee Cave Road, Austin, TX, 78746

BlackRock, Inc.(3)	1,373,776	7.7%
40 East 52nd Street, New York, NY 10022

(1)	Includes 1,685,039 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment adviser, of which 1,675,239 shares are owned by one investment company, Fidelity Low-Priced Stock Fund. Edward C. Johnson 3d, Chairman of FMR LLC, FMR LLC and the funds each has sole power to dispose of the 1,685,039 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. This information is derived from Amendment No. 13 to FMR LLC’s Schedule 13G filed with the SEC on February 14, 2011.

(2)	Dimensional Fund Advisors LP (“Dimensional”) is a registered investment adviser that furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. Dimensional beneficially owns 1,413,593 shares, of which it has sole voting power with respect to 1,388,572 shares and sole dispositive power with respect to 1,413,593 shares. This information is derived from Amendment No. 5 to Dimensional’s Schedule 13G filed with the SEC on February 2, 2011.

(3)	Includes 1,373,776 shares beneficially owned by BlackRock, Inc., of which it has sole voting power with respect to 1,373,776 shares and sole dispositive power with respect to 1,373,776 shares. This information is derived from Amendment No. 1 to BlackRock, Inc.’s Schedule 13G filed with the SEC on February 3, 2011.

(4)	Based on 17,918,094 shares outstanding as of March 31, 2011.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information available to us, as of March 31, 2011, regarding the shares of our Common Stock beneficially owned by (i) each of our directors; (ii) each of our Named Executive Officers and (iii) all of our directors and executive officers as a group:

	Number of	Percent of
	Shares	Shares(4)

William F. Andrews(1)	58,000	*

R. Terry Blakemore(2)	257,588	1.4%

Richard L. Crouch(1)	33,000	*

Kenneth P. Davis(2)	73,226	*

Thomas W. Golonski(1)	43,500	*

Thomas G. Greig(1)	79,001	*

William H. Hernandez	3,000	*

Michael McAndrew(2)	172,105	*

Edward A. Nicholson, Ph.D.(1)	32,000	*

Francis W. Wertheimber(2)	261,500	1.4%

All directors and executive officers as a group of ten (10) persons(3)	1,012,920	5.4%

(1)	Includes for Messrs. Andrews, Crouch, Golonski and Greig and Dr. Nicholson: 42,000, 26,000, 37,000, 42,000 and 26,000 shares, respectively, pursuant to rights to acquire such shares as a result of vested options, as of March 31, 2011 or within sixty (60) days thereafter, granted under the Company’s 1992 Director Stock Option Plan, as amended (the “Director Plan”).

(2)	Includes for Messrs. Blakemore, Davis, McAndrew and Wertheimber: 242,999, 71,028, 167,166 and 259,333 shares, respectively, pursuant to rights to acquire such shares as a result of vested options, as of March 31, 2011 or within sixty (60) days thereafter, granted under the Employee Plan and the Incentive Plan. Also includes for Messrs. Blakemore, Davis, McAndrew and Wertheimber 10,666, 1,633, 3,999 and 1,500 shares, respectively, pursuant to grants of restricted stock units under the Incentive Plan, which vested within sixty (60) days from March 31, 2011.

(3)	Includes for all directors and executive officers as a group 931,324 shares pursuant to rights to acquire such shares as a result of vested options and restricted stock units, as of March 31, 2011 or within sixty (60) days thereafter, granted under the Employee Plan, the Director Plan and the Incentive Plan.

(4)	Based on 17,918,094 shares outstanding as of March 31, 2011.

The difference between the amounts set forth in the above table and the amounts indicated in the footnotes are shares owned outright either directly or indirectly.

*	Represents less than 1% of our outstanding Common Stock.

INDEPENDENT PUBLIC ACCOUNTANTS

Fees Billed to Us by BDO during Fiscal 2011 and Fiscal 2010

Audit Fees:  An aggregate of $1,770,000 was billed for professional services rendered and for expenses for the audit of our annual financial statements for Fiscal 2011 and our internal controls over financial reporting, statutory audits required internationally and the review of financial statements included in our quarterly reports on Form 10-Q during Fiscal 2011. An aggregate of $1,822,970 was billed for professional services rendered and for expenses for the audit of our annual financial statements for Fiscal 2010 and our internal controls over financial reporting, statutory audits required internationally and the review of financial statements included in our quarterly reports on Form 10-Q during Fiscal 2010.

Audit-Related Fees:  No audit-related fees were billed by BDO during Fiscal 2011 or Fiscal 2010.

Tax Fees:  A tax fee of $47,500 was billed by BDO in Fiscal 2011. No tax fees were billed by BDO during Fiscal 2010.

All Other Fees:  BDO did not render any other professional services to us during Fiscal 2011 or Fiscal 2010.

All services performed by BDO that are required to be pre-approved under the SEC’s and NASDAQ’s rules and the Audit Committee’s charter are approved by our Audit Committee or its chair prior to BDO’s engagement for such services. In the case of an approval by the chair of our Audit Committee, such approval is presented for ratification by our Audit Committee at its next regular meeting.

ADDITIONAL INFORMATION

FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION

A copy of the 2011 Form 10-K is available to stockholders. A stockholder may obtain such copy free of charge on our Web site at http://www.blackbox.com or by writing to the Investor Relations Department, Black Box Corporation, 1000 Park Drive, Lawrence, Pennsylvania 15055 (a copy of any exhibits thereto will be provided upon payment of a reasonable charge limited to our cost of providing such exhibits).

SOLICITATION OF PROXIES

We will pay the expenses in connection with the printing, assembling and mailing to the holders of our Common Stock the Notice of Annual Meeting of Stockholders, this proxy statement and the accompanying form of proxy. In addition to the use of the mails, our directors, officers or regular employees may solicit proxies personally or by telephone, facsimile or email. We may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to, and obtain proxies from, their principals, and will reimburse such persons for their expense in so doing.

STOCKHOLDER NOMINATIONS AND PROPOSALS

Stockholders who believe they are eligible to have their proposals included in our proxy statement for the annual meeting expected to be held in August 2012, in addition to other applicable requirements established by the SEC, must ensure that their proposals are received by the Secretary of the Company not later than February 25, 2012.

Our By-laws establish an advance notice procedure for stockholders to make nominations for the position of director and to propose business to be transacted at an annual meeting. Our By-laws provide that notice of nominations for director and proposals for business must be given to the Secretary of the Company not later than 150 days prior to the anniversary date of the prior year’s annual meeting. For the annual meeting expected to be held in August 2012, notice of nominations and proposals under this provision must be received by March 12, 2012.

Such notice must set forth in reasonable detail information concerning the nominee (in the case of a nomination for election to our Board) or the substance of the proposal (in the case of any other stockholder proposal), and shall include: (i) the name and residence address and business address of the stockholder who intends to present the nomination or other proposal or of any person who participates or is expected to participate in making such nomination and of the person or persons, if any, to be nominated and the principal occupation or employment and the name, type of business and address of the business and address of the corporation or other organization in which such employment is carried on of each such stockholder, participant and nominee; (ii) a representation that the proponent of the proposal is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present the nomination or other proposal specified in the notice, including the number of shares of each class of our stock which are beneficially owned by the proponent as of the date of the notice and the proponent’s agreement to notify us in writing of the number of shares of each class of our stock which are beneficially owned by the proponent as of the record date promptly (but in no event later than five (5) business days) after the later of the record date or the date that the record date is first publicly disclosed along with a description of any agreement, arrangement or understanding (including any derivative securities or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, swaps or borrowed or loaned shares, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for or increase or decrease the voting power of the proponent or any of the proponent’s affiliates or associates with respect to any shares of our stock) that has been entered into as of the date of the proponent’s notice, by or on behalf of such proponent or any affiliate or associate of such proponent, with respect to any shares of our stock, and the proponent’s agreement to notify us in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly (but in no event later than five (5) business days) after the later of the record date or the date that the record date is first publicly disclosed; (iii) a description of all agreements, arrangements or understandings between the proponent and any other person or persons (naming such person or persons) pursuant to which the nomination or other proposal is to be made by the proponent; (iv) such other information regarding each proposal and each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nomination or other proposal been made by our Board and (v) the consent of each nominee, if any, to serve as a director on our Board, if elected. Within fifteen (15) days following the receipt by the Secretary of a notice of nomination or proposal pursuant hereto, the Secretary will advise the proponent in writing of any deficiencies in the notice and of any additional information we require to determine the eligibility of the proposed nominee or the substance of the proposal. A proponent who has been notified of deficiencies in the notice of nomination or proposal and/or of the need for additional information must cure such deficiencies and/or provide such additional information within fifteen (15) days after receipt of the notice of such deficiencies and/or the need for additional information. The presiding officer of a meeting of stockholders may, in his or her sole discretion, refuse to acknowledge a nomination or other proposal presented by any person that does not comply with the foregoing procedure and, upon his or her instructions, all votes cast for such nominee or with respect to such proposal may be disregarded.

Our By-laws do not limit or restrict the ability of a stockholder to present any proposal made by such stockholder in accordance with SEC requirements. A copy of our By-laws is available upon request.

OTHER MATTERS

Our management does not intend to present nor, in accordance with our By-laws, has it received proper notice from any person who intends to present, any matter for action by stockholders at the Annual Meeting to be held on August 9, 2011, other than as stated in the Notice of Annual Meeting of Stockholders accompanying this proxy statement. The enclosed proxy, however, confers discretionary authority with respect to the transaction of any other business that properly may come before the meeting, and it is the intention of the persons named in the enclosed proxy to vote on any such matters in accordance with their best judgment.

BLACK BOX CORPORATION P R 1000 Park Drive 0 Lawrence, Pennsylvania 15055 X This Proxy is Solicited on Behalf of the Y Board of Directors of the Company The undersigned stockholder hereby appoints R. Terry Blakemore and Thomas G. Greig, and each of them, as proxies for the undersigned, each with full power of substitution for and in the name of the undersigned to act for the undersigned and to consider and vote, as designated on the reverse, all of the shares of stock of Black Box Corporation (the “Company”) that the undersigned is entitled to vote at the 2011 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Tuesday, August 9, 2011 at 8:00 a.m. Eastern Daylight Time, at NASDAQ MarketSite, 4 Times Square (at the corner of 43rc’ Street and Broadway, with the entrance on Broadway between 42nc’ and 43rc’ Streets), New York, New York 10036, on the following matters: Unless otherwise specified in the squares provided, the proxies shall vote in the election of directors FOR the nominees listed, FOR proposal number 2, FOR proposal number 3 and for “1 Year” on proposal number 4, and shall have discretionary power to vote upon such other matters as may properly come before the meeting or any adjournment thereof. (Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF BLACK BOX CORPORATION August 9, 2011 IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS: The proxy statement and Company’s 2011 Annual Report to stockholders are available at www.proxydocs.com/bbox Please sign, date and mail your proxy card in the envelope provided as soon as possible. Should you require directions to the Annual Meeting, please call Investor Relations at 724-873-6788. T Please detach along perforated line and mail in the envelope provided, f ¦ ED73D3DMDDDDDDDDDDDD 1 DflDTll The Board of Directors recommends a vote “FOR” each of the nominees listed, “FOR” proposal number 2, “FOR” proposal number 3 and for “1 Year” on proposal number 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [x] FOR AGAINST ABSTAIN 1. Election of seven (7) members of the Board of Directors: 2. Ratification of the appointment of BDO USA, LLP as the I II II I independent registered public accounting firm of the Company ‘—’ ‘—’ ‘—’ NOMINEES: for (ne fisca| year end|ng Marcn 31 2012. for all nominees O William F. Andrews ¦—’ O R. Terry Blakemore ,, AJ . ,, ,_ . ,, for ag«st abstain ^withhold authority O Richard L Crouch 3. Advisory Vote on Executive Compensation. ??? I I for all nominees o Thomas W. Golonski O Thomas G. Greig I I FORALLEXCEPT O William H. Hernandez 1 Year 2Years 3Years ABSTAIN | 1( ee instructions eow) Q ^^vvardA. Nicholson, Ph.D. 4. Advisory Vote on Frequency of Advisory Vote on Executive | | | | | | | | Compensation. The Board of Directors has established the close of business on Monday, June 13, 2011 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ^ To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via I 1 this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full ^H title as such. If the signer is a corporation, please sign by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. ^H

ANNUAL MEETING OF STOCKHOLDERS OF BLACK BOX CORPORATION August 9, 2011 PROXY VOTING INSTRUCTIONS INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any COMPANY NUMBER touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/ by phone until 12:00 AM EDTthe day of the meeting. ACCOUNT NUMBER MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON — You may vote your shares in person by attending the Annual Meeting. Should you require directions to the Annual Meeting, please call Investor Relations at 724-873-6788. IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS: The proxy statement and Company’s 2011 Annual Report to stockholders are available at www.proxydocs.com/bbox f Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. f ¦ 20730304000000000000 1 080911 The Board of Directors recommends a vote “FOR” each of the nominees listed, “FOR” proposal number 2, “FOR” proposal number 3 and for “1 Year” on proposal number 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of seven (7) members of the Board of Directors: 2. Ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company ? NOMINEES: for the fiscal year ending March 31, 2012. for all nominees O William F. Andrews O R. Terry Blakemore FORAGAINST ABSTAIN m withhold authority O Richard L. Crouch 3. Advisory Vote on Executive Compensation. DDR for all nominees o Thomas W. Golonski O Thomas G. Greig FOR ALLEXCEPT O William H. Hernandez 1 Year 2Years 3 Years ABSTAIN (See instructions below) —. V V <—> Edward A. Nicholson, Ph.D. 4. Advisory ote on Frequency of Advisory ote on Executive Compensation. The Board of Directors has established the close of business on Monday, June 13, 2011 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: # To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full H title as such. If the signer is a corporation, please sign by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. H